================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          PAC RIM HOLDING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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                                      -2-

PAC RIM HOLDING CORPORATION
6200 Canoga Avenue
Woodland Hills, California 91367-2402

                                                   November 20, 1996

To the Stockholders of PAC RIM HOLDING CORPORATION:

          You are cordially invited to attend a Special Meeting of Stockholders of PAC RIM HOLDING CORPORATION (the "Company") to be held at 10:00 a.m. on December 11, 1996, at the Company's Headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402.

          As described in the accompanying Proxy Statement, at the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated September 17, 1996 (the "Merger Agreement"), among the Company, Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Superior ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock of the Company ("Common Stock") will be converted into the right to receive between $3.00 and $3.10 in cash (the "Merger Price Per Share"). The precise amount of the Merger Price Per Share to be paid for each share of Common Stock will be determined immediately prior to the effective time of the Merger, with the ultimate Merger Price Per Share being fixed after an adjustment to the exercise prices of the Company's Series 1 and 2 Detachable Warrants (collectively, the "Warrants").

          In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and
(2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company.

          Your Board of Directors has determined that the Merger is in the best interests of the Company and has approved the Merger Agreement and the Merger by unanimous vote of those directors voting. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          Consummation of the Merger is subject to certain conditions, including approval and adoption of the Merger Agreement by the affirmative vote of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and the Company's Series A Convertible Debentures (the "Debentures"), voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, and the receipt of certain approvals from regulatory authorities. Only holders of Common Stock and Debentures of record at the close of business on November 19, 1996, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

          As of November 19, 1996, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,797,521 shares of Common Stock, representing approximately 29.4% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock eligible to be voted for the approval and adoption of the Merger Agreement. In addition, Mr. Richard H. Pickup, a director of the Company and the ultimate controlling person of both an entity that owns 90% of the Debentures and Warrants and entities that own approximately 25.91% of the Common Stock, has caused those entities to enter into a Voting Agreement with Superior pursuant to the terms of which such securities will be voted for the approval and adoption of the Merger Agreement.

          If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the Stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

          You are urged to read the accompanying Proxy Statement, which provides you with a description of the terms of the proposed Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying Proxy Statement. In addition, the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, accompany the Proxy Statement.

          IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WOULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          Consummation of the Merger will not occur earlier than December 11, 1996.

          Please do not send in your stock certificates at this time. In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose promptly thereafter.

                                   Sincerely,


/s/ Myrtle L. Solomon                                /s/ Stanley Braun

MYRTLE L. SOLOMON                                    STANLEY BRAUN
Corporate Secretary                                  President and Chief
                                                     Executive Officer

                          PAC RIM HOLDING CORPORATION
                               6200 Canoga Avenue
                     Woodland Hills, California  91367-2402


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 1996


          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Pac Rim Holding Corporation (the "Special Meeting") will be held on December 11, 1996, at 10:00 a.m., at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402 for the following purposes:

          (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated September 17, 1996 (the "Merger Agreement"), among Pac Rim Holding Corporation, a Delaware corporation (the "Company"), Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Superior ("Merger Sub"). A copy of the Merger Agreement (excluding the exhibits and schedules thereto) is attached to the accompanying Proxy Statement as Appendix A. As more fully described in the Proxy Statement, the Merger Agreement provides that:
     (A) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation; (B) the Company would thereupon become a direct subsidiary of Superior; and (C) each outstanding share of common stock, par value $0.01 per share (the "Common Stock"), of the Company (other than certain shares owned by the Company which would be cancelled and shares held by stockholders who may elect to exercise their appraisal rights under Delaware law) would be converted into the right to receive between $3.00 and $3.10 in cash (the "Merger Price Per Share"). The precise amount of the Merger Price Per Share to be paid for each share of Common Stock will be determined immediately prior to the effective time of the Merger, with the ultimate Merger Price Per Share being fixed after an adjustment to the exercise prices of the Company's Series 1 and 2 Detachable Warrants.

          In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company.

          (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          The Board of Directors has fixed the close of business on November 19, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Common Stock and the Company's Series A Convertible Debentures ("Debentures") at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

          The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

          In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

          If the Merger is consummated, holders of Common Stock who properly demand appraisal prior to the Stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law will be entitled to statutory appraisal rights.

                              By Order of the Board of Directors,

                              /s/ Myrtle L. Solomon

                              MYRTLE L. SOLOMON
                              Secretary


Woodland Hills, California
November 20, 1996

          THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 70%, IN THE AGGREGATE, OF BOTH THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND THE COMPANY'S SERIES A CONVERTIBLE DEBENTURES, VOTING TOGETHER, WITH SUCH DEBENTURES HAVING A NUMBER OF VOTES EQUAL TO THE NUMBER OF SHARES OF COMMON STOCK INTO WHICH SUCH DEBENTURES MAY BE CONVERTED, IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AT THE SPECIAL MEETING. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED THEREON WILL BE VOTED "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT IS A VOTE IN FAVOR OF THE COMPANY PROCEEDING WITH THE TRANSACTION CONTEMPLATED THEREUNDER. IF THE REQUIRED VOTE IS OBTAINED, AS DESCRIBED ABOVE, AND THE MERGER IS CONSUMMATED, EACH OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK WILL BE EXCHANGED FOR THE MERGER PRICE PER SHARE, WHICH CONSIDERATION WILL BE PAID AFTER THE CLOSING DATE OF THE MERGER (SUBJECT TO THE RIGHTS OF DISSENTING SHAREHOLDERS, IF ANY).

          PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME.

                          PAC RIM HOLDING CORPORATION
                               6200 Canoga Avenue
                     Woodland Hills, California  91367-2402


                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------


                        SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 11, 1996


                            ------------------------


          This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying proxy are first being furnished to the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of Pac Rim Holding Corporation, a Delaware corporation (the "Company"), on or about November 20, 1996, in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting of Stockholders to be held on December 11, 1996, at 10:00 a.m. at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, and at any adjournments or postponements thereof (the "Special Meeting"). The Board has fixed the close of business on November 19, 1996, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting.

          At the Special Meeting, the holders of Common Stock (the "Stockholders") and the holders (the "Debenture Holders") of the Company's 8% Series A Convertible Debentures (the "Debentures") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated September 17, 1996 (the "Merger Agreement"), among the Company, Superior National Insurance Group, Inc., a California corporation ("Superior"), and SNTL Acquisition Corp., a Delaware corporation and a direct subsidiary of Superior ("Merger Sub"). A copy of the Merger Agreement (excluding the exhibits and the schedules thereto) is attached to this Proxy Statement as Appendix A. Pursuant to the Merger Agreement and subject to satisfaction of the conditions set forth therein, (i) Merger Sub would be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), (ii) the Company would thereupon become a direct subsidiary of Superior and (iii) each outstanding share of Common Stock (other than certain shares owned by the Company which would be cancelled and shares ("Dissenting Shares") held by Stockholders who properly exercise their appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) would be converted into the right to receive between $3.00 and $3.10 in cash (the "Merger Price Per Share"). The precise amount of the Merger Price Per Share to be paid for each share of Common Stock will be determined immediately prior to the effective time of the Merger, with the ultimate Merger Price Per Share being fixed after an adjustment to the exercise prices of the Company's 1,500,000 Series 1 Detachable Warrants (the "Series 1 Warrants") and 1,500,000 Series 2 Detachable Warrants (the "Series 2 Warrants") (the Series 1 Warrants and Series 2 Warrants, collectively, the "Warrants").

          In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and
(2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive

Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company. See "SUMMARY -- Interests of Certain Persons in the Transaction."

          THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

          Stockholders are urged to read and consider carefully the information contained in this Proxy Statement. In addition, the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the Quarter ended September 30, 1996, accompany this Proxy Statement.

                            ------------------------

          IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                            ------------------------

          THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            ------------------------

             The date of this Proxy Statement is November 20, 1996.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION............................................      8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................      9
SUMMARY..........................................................      9
     The Parties.................................................      9
     The Special Meeting.........................................     10
     Appraisal Rights............................................     11
     Solicitation of Proxies.....................................     12
     Recommendation of the Board.................................     12
     Opinion of Financial Advisor................................     12
     Interests of Certain Persons in the Transaction.............     12
     Certain Federal Income Tax Consequences.....................     12
     Regulatory Approvals........................................     13
     The Merger Agreement........................................     13
     No Solicitation; Fiduciary Out..............................     14
     Termination.................................................     14
     Agreement to Purchase Series A Convertible Debentures
       and Series 1, 2 and 3 Detachable Warrants.................     14
     Adjustment to the Warrant Exercise Prices...................     15
     Series A Convertible Debentures and Series 1, 2 and 3
       Detachable Warrant Purchase Agreement.....................     16
     Voting Agreement............................................     16
     Series 3 Detachable Warrant Surrender Agreement.............     17
     Source and Amount of Funds..................................     17
     Security Ownership of Management and Certain
       Beneficial Owners.........................................     17
     Market Price and Dividend Information.......................     17
     Selected Consolidated Financial Data........................     17
THE SPECIAL MEETING..............................................     17
     Matters To Be Considered at the Special Meeting.............     17
     Record Date and Voting......................................     18
     Vote Required; Revocability of Proxies......................     19
     Appraisal Rights............................................     20
     Solicitation of Proxies.....................................     22
THE COMPANY......................................................     22
SUPERIOR.........................................................     22
SPECIAL FACTORS..................................................     23
     Background of the Transaction...............................     23
     Purpose of the Transaction..................................     26
     Reasons for the Transaction.................................     26
     Certain Considerations......................................     27
     Opinion of Financial Advisor................................     28
     Interests of Certain Persons in the Transaction.............     32
     Executive Compensation......................................     36
     Certain Federal Income Tax Consequences.....................     37
     Regulatory Approvals........................................     38
     Source and Amount of Funds..................................     38
THE MERGER AGREEMENT.............................................     39
     Effective Time..............................................     39
     The Merger..................................................     39
     Representations and Warranties..............................     40
     Conduct of the Business Pending the Merger..................     41
     No Solicitation; Fiduciary Out..............................     42

     Other Agreements of the Company, Superior and Merger Sub....     43
     Employee Benefit Plans......................................     43
     Stock Options...............................................     44
     Indemnification and Insurance...............................     44
     Conditions to the Merger....................................     44
     Termination.................................................     45
     Liquidated Damages and Breakup Fee..........................     46
     Expenses....................................................     46
     Amendment; Waiver...........................................     46
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS...     46
MARKET PRICE AND DIVIDEND INFORMATION............................     48
CERTAIN TRANSACTIONS IN THE COMMON STOCK.........................     49
SELECTED CONSOLIDATED FINANCIAL DATA.............................     49
CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY
  AFTER THE MERGER...............................................     51
INDEPENDENT PUBLIC ACCOUNTANTS...................................     51
STOCKHOLDER PROPOSALS............................................     51
APPENDIX A -- THE MERGER AGREEMENT
APPENDIX B -- SECTION 262 OF THE DGCL
APPENDIX C -- FAIRNESS OPINION OF SALOMON BROTHERS INC

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the SEC's New York Regional Office located at Suite 1300, 7 World Trade Center, New York, New York 10048 and at the SEC's Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on The NASDAQ National Market, which is operated by The NASDAQ Stock Market, Inc. ("NASDAQ") and certain reports, proxy statements and other information concerning the Company also can be inspected at the offices of NASDAQ, at 1735 K Street, N.W., Washington, D.C. 20006. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     This Proxy Statement incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents (other than exhibits thereto which are not specifically incorporated by reference herein) are available, without charge, to any person, including any beneficial owner of Common Stock, to whom this Proxy Statement is delivered, upon oral or written request to Myrtle L. Solomon, Corporate Secretary, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, telephone (818) 226-6200. Copies of such documents will be delivered by first class mail or other equally prompt means within five business days of receipt of such request. In order to ensure delivery of documents prior to the Special Meeting, requests therefor should be made no later than December 5, 1996.

     All information contained in this Proxy Statement concerning Superior and its subsidiaries, including Merger Sub, has been supplied by Superior and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR SUPERIOR SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this proxy Statement the Company's Annual Report on Form 10-K for the year ended December 31, 1995, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and its Report on Form 8-K dated October 2, 1996, which reports have been filed by the Company with the SEC.

     Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated herein by reference) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement except as so modified or superseded. This Proxy Statement incorporates documents by reference which are not presented or delivered herewith. The Company will provide without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Proxy Statement (excluding exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates). Requests for such copies should be directed to Myrtle
L. Solomon, Corporate Secretary, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, telephone (818) 226-6200.

                                    SUMMARY

     The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or incorporated by reference in this Proxy Statement or in the documents attached as Appendices hereto.

THE PARTIES

     The Company. The Company was organized as a Delaware corporation on May 12, 1987. On May 27, 1987, the Company became the immediate parent of The Pacific Rim Assurance

Company ("Assurance Company"), its principal subsidiary, which, in turn, in 1995, became the immediate parent of Regional Benefits Insurance Services, Inc. ("RBIS").

     The Company is primarily, and almost exclusively, engaged in the writing of workers' compensation insurance. In connection therewith, the Company markets its policies through approximately 180 independent insurance agencies and brokerage firms. Historically, the Company concentrated primarily on the Southern California market. In connection with efforts to expand its business into additional geographic areas and increase future revenues, Assurance Company received Certificates of Authority to write workers' compensation insurance in Alabama, Arizona, Georgia and Texas. Assurance Company is rated B by A.M. Best Company, Inc. ("Best"), a nationally recognized insurance rating service. According to Best, Best's ratings are intended to measure an insurance company's financial strength, operating performance, competitive market position and ability to meet obligations to policyholders currently and in the near future. Best's rating of Assurance Company is not a rating of the investment merits of the Common Stock. Unless the context indicates otherwise, the "Company" refers to the Company, Assurance Company and RBIS. See "THE COMPANY."

     The address and telephone number of the Company's principal executive offices is 6200 Canoga Avenue, Woodland Hills, California 91367-2402;
(818) 226-6200.

     Superior. Superior was organized as a California corporation on March 29, 1985, under the name Coastal Holdings, Ltd. Superior is a holding company that, through its wholly-owned subsidiary Superior National Insurance Company ("SNIC"), is engaged in writing workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC is currently licensed to write business in Arizona, Arkansas, California, Colorado, District of Columbia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Utah and Wyoming, but virtually all of SNIC's current premium is generated in California, with immaterial exceptions in Arizona and Oregon. For a more detailed description of Superior, see "SUPERIOR."

     The address and telephone number of Superior's principal executive offices is 26601 Agoura Road, Calabasas, California 91302; (818) 880-1600.

THE SPECIAL MEETING

     Matters To Be Considered at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m. on December 11, 1996, at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402. At the Special Meeting, Stockholders and Debenture Holders will consider and vote upon
(i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting. See "THE SPECIAL MEETING -- Matters To Be Considered at the Special Meeting."

     In addition, a vote "For" the approval and adoption of the Agreement will serve to ratify (1) the payment to certain of the Company's officers, amounts due under the Company's Compensation Plan for Senior Management Team and (2) the extension of time within which a change of control of the Company must occur in order for Stanley Braun, the Company's President and Chief Executive Officer, to be eligible to be paid certain amounts pursuant to his Employment Agreement, as amended, with the Company. See "SUMMARY -- Interests of Certain Persons in the Transaction."

     Record Date and Voting. The Record Date for the Special Meeting is the close of business on November 19, 1996. At the close of business on the Record Date, there were 9,528,200 shares of Common Stock outstanding and entitled to vote, held by approximately 910 Stockholders of record and $20 million in principal amount of Debentures outstanding and entitled to vote, held by two Debenture Holders of record, PRAC Limited Partnership, a Nevada limited partnership ("Prac") and Allstate Insurance Company, an Illinois insurance company ("Allstate"). Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record and the Debenture Holders shall be entitled to one vote for each share of Common Stock into which the Debentures may be converted. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. The Debentures' voting rights are exercisable only when the following matters are submitted to a vote of Stockholders or for written consent: (a) the amendment of the Company's Certificate of Incorporation; (b) the sale or transfer of all or substantially all of the Company's assets; (c) the consolidation, reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation, or winding-up of the Company; (d) changes in the Company's authorized capital stock or any rights with respect thereto; and (e) changes in the number of individuals constituting the Board to a number other than seven. Approval of any of the foregoing matters requires the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted. See "THE SPECIAL MEETING -- Record Date and Voting." As the Merger falls within certain of the events described in items (a) through (e), above, including items (b) and (c), it must be approved by the aforementioned 70% vote of the Common Stock and Debentures.

     Vote Required; Revocability of Proxies. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

     The required vote of the Stockholders and Debenture Holders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock and principal amount of Debentures. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder or Debenture Holder (including broker non-votes) will have the same effect as a vote against the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies."

     A Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

APPRAISAL RIGHTS

     Under the DGCL, Stockholders who properly demand appraisal prior to the Stockholder vote on the Merger Agreement, do not vote in favor of approval of the Merger Agreement and otherwise comply with the requirements of DGCL Section 262 will be entitled to statutory appraisal rights. See "THE SPECIAL MEETING -- Appraisal Rights" and DGCL Section 262, which is attached hereto as Appendix B.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders.
In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by mail or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company may retain an outside service to aid in the solicitation of proxies, if necessary. See "THE SPECIAL MEETING -- Solicitation of Proxies."

RECOMMENDATION OF THE BOARD

     The Board has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and has approved the Merger Agreement and the Merger by unanimous vote of those directors voting. Accordingly, the Board recommends that Stockholders vote "FOR" approval and adoption of the Merger Agreement.

     In determining to approve the Merger Agreement and the Merger and to recommend that the Stockholders approve the Merger Agreement, the Board considered a number of factors, as more fully described under "SPECIAL FACTORS -
- Background of the Transaction" and " -- Reasons for the Transaction."

OPINION OF FINANCIAL ADVISOR

     On September 16, 1996, Salomon Brothers Inc ("Salomon"), financial advisor to the Company, delivered its oral opinion to the Board, which was subsequently confirmed in writing in an opinion dated November 19, 1996, that, as of the date of such opinion, the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view. The full text of the written opinion of Salomon dated November 19, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken in connection with the opinion, is attached hereto as Appendix C. Stockholders should read such opinion carefully and in its entirety. See "SPECIAL FACTORS -- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain directors and executive officers of the Company have interests in the Merger that may be different from, or in addition to, those of Stockholders generally, including employee stock options ("Company Options") (all of which will become exercisable in full if the Merger Agreement is approved at the Special Meeting), interests in the Compensation Plan for Senior Management (which will become nonforfeitable and payable in full if the Merger is consummated) and the interests of Mr. Stanley Braun, the Company's President and Chief Executive Officer, under his Employment Agreement with the Company, and all amendments thereto, pursuant to the terms of which certain amounts are payable to Mr. Braun in the event of a change in control of the Company. See "SPECIAL FACTORS -- Interests of Certain Persons in the Transaction."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger will be a taxable transaction to Stockholders. Stockholders will recognize gain or loss in the Merger in an amount determined by the difference between the consideration received in the Merger and their tax basis in the Common Stock exchanged therefor. For further information, see "SPECIAL FACTORS -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

     The obligation of Superior to consummate the Merger is conditioned upon the approval of the Merger by the California Department of Insurance. As of the date of this Proxy Statement, Superior has filed all required applications with the California Department of Insurance, but the Department has not completed its review of the filing. In addition, the acquisition by Superior of the Common Stock requires Superior and the Company to comply with the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). In accordance with the requirements of the HSR Act, the Company and Superior each made the required filings thereunder, and the applicable waiting period has expired. See "SPECIAL FACTORS -- Regulatory Approvals."

THE MERGER AGREEMENT

     In general, Superior desires to acquire the Company for total cash consideration of $54,021,032 (the "Purchase Price"). Pursuant to the terms of the Merger Agreement, Superior would acquire all of the issued and outstanding Common Stock and pursuant to the terms of a Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement (the "Purchase Agreement"), Superior would acquire all the Company's issued and outstanding Debentures, Warrants and Series 3 Detachable Warrants (the "Series 3 Warrants") (with the exception of certain Series 3 Warrants which will be surrendered to the Company on the effective time of the Merger pursuant to the terms of a Series 3 Detachable Warrant Surrender Agreement (the "Surrender Agreement")). Pursuant to the terms of the Merger Agreement and the Purchase Agreement, the Purchase Price will be allocated among such securities by dividing the sum of the Purchase Price and the aggregate exercise price of all the in-the-money Warrants by the total number of shares of Common Stock deemed outstanding as of the effective date of the Merger, assuming the conversion of the Debentures and the exercise of all in-the-money Warrants, with the result that the Stockholders, the Debenture Holders and the holders of the in-the-money Warrants will receive the same price per Common Stock share equivalent of their respective securities (i.e., with the holders of the Debentures and Warrants receiving the consideration they would have received if their securities had been converted into or exercised for Common Stock in accordance with their terms immediately prior to the effective time of the Merger). The precise amount of the Merger Price Per Share to be paid for the Common Stock, Debentures, Warrants and Company Options will be determined immediately prior to the effective time of the Merger, with the ultimate Merger Price Per Share being fixed after an adjustment to the exercise prices of the Warrants.

     Subject to the provisions of the Merger Agreement, at the effective time of the Merger: (i) each issued and outstanding share of Common Stock (other than shares of Common Stock to be cancelled or to remain outstanding in accordance with clause (ii) below and other than Dissenting Shares) will be converted into the right to receive the Merger Price Per Share. As noted above, the precise amount of the Merger Price Per Share to be paid for each share of Common Stock will be determined immediately prior to the effective time of the Merger after an adjustment to the exercise price of Warrants; and (ii) each share of Common Stock that is owned by the Company will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor. See "THE MERGER AGREEMENT -- Effective Time" and " -- The Merger."

     Consummation of the Merger is subject to various conditions, including, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted; (ii) the absence of any injunction preventing consummation of the Merger; (iii) the approval of the Merger by the California Department of Insurance; and (iv) expiration of the applicable waiting periods under the

HSR Act. Consummation of the Merger will not occur earlier than December 11, 1996. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "SPECIAL FACTORS -- Regulatory Approvals."

NO SOLICITATION; FIDUCIARY OUT

     Pursuant to the Merger Agreement, the Company has agreed that it will not authorize or permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to (i) solicit, initiate or encourage or make or implement any proposal or offer which constitutes an Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, except under certain circumstances to the extent required so that the Board may, in its good faith judgment, comply with its fiduciary duties to Stockholders. The term "Acquisition Proposal" is defined in the Merger Agreement to mean any inquiry, proposal or offer from any person (other than Superior or any of its subsidiaries) relating to any merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than 40% of the assets or any equity securities of, the Company or any of its subsidiaries, other than the Merger. See "THE MERGER AGREEMENT -- No Solicitation; Fiduciary Out."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the approval by the Stockholders, as follows: (i) by the mutual written consent of the Company and Superior; (ii) by either the Company or Superior in the event of (A) the failure of the Company's Stockholders to approve the Merger Agreement or the failure of Superior's stockholders to approve the issuance of shares of its common stock in order to finance the Merger or (B) a material breach by the other party thereto of any representation, warranty, covenant or agreement contained in the Merger Agreement which, in the case of a covenant or agreement, is not cured within thirty business days following receipt by the breaching party of notice of such breach; (iii) by either the Company or Superior if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger has become final and nonappealable; (iv) by either the Company or Superior in the event the Merger is not consummated by March 1, 1997; (v) by the Company under certain circumstances with respect to an Acquisition Proposal; or
(vi) by Superior if more than 1,000,000 shares of Common Stock demand appraisal rights in connection with the Merger. See "THE MERGER AGREEMENT -- Termination."

AGREEMENT TO PURCHASE SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2 AND 3 DETACHABLE WARRANTS

     Pursuant to the terms of an Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, and all amendments thereto (collectively, the "Debenture/Warrant Agreement"), Prac acquired from the Company $20 million principal amount of Debentures, 1,500,000 Series 1 Warrants each exercisable at the price of $2.50 for one share of Common Stock, 1,500,000 Series 2 Warrants each exercisable at the price of $3.00 for one share of Common Stock and 800,000 Series 3 Warrants each exercisable at the price of $3.50 for one share of Common Stock. Mr. Richard H. Pickup is the ultimate controlling person of Prac.

     The current ownership of the securities issued pursuant to the Debenture/Warrant Agreement is as follows: (1) Prac owns $18 million of principal amount of Debentures, 1,350,000 Series 1 Warrants and 1,350,000 Series 2 Warrants; (2) Allstate owns $2 million of principal amount of Debentures, 150,000 Series 1 Warrants, 150,000 Series 2 Warrants and 80,000 Series 3

Warrants; (3) Dennis W. Harwood, a member of the Board, owns 103,500 Series 3 Warrants; (4) Carl A. Strunk, a member of the Board, owns 205,500 Series 3 Warrants; (5) Robert M. Anderson, a former member and Chairman of the Board, owns 205,500 Series 3 Warrants; and (6) the Lenawee Trust dated December 30, 1992, (the "Lenawee Trust"), which is controlled by Timothy A. Busch, the Chairman of the Board, owns 205,500 Series 3 Warrants. In addition, Mr. Pickup is the ultimate controlling person of certain entities (the "Pickup Affiliates"), which in the aggregate, own approximately 25.91% of the Common Stock.

     As discussed below, the Debenture/Warrant Agreement provides that the exercise prices of the Warrants (excluding the Series 3 Warrants) shall be adjusted based upon Assurance Company's ultimate losses and allocated loss adjustment expenses attributable to the 1992 and 1993 accident years. Such adjustment will occur immediately prior to the effective time of the Merger. As of September 30, 1996 and as noted in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, the Company increased by approximately $4,500,000 its loss and allocated loss adjustment expense reserves for the 1990-1993 accident years.

     In addition, the holders of the Debentures, 90% of which are owned by Prac and with respect to which Mr. Pickup is the ultimate controlling person, designated Messrs. Timothy R. Busch, Dennis W. Harwood and Richard H. Pickup as nominees at the 1996 election of members to the Company's five person Board. Each of those individuals is currently a member of the Company's Board.

ADJUSTMENT TO THE WARRANT EXERCISE PRICES

     Pursuant to the terms of the Debenture/Warrant Agreement, the exercise prices of the Warrants are subject to a downward adjustment if Assurance Company experiences a certain level of adverse development in December 31, 1993 loss and allocated loss adjustment reserves with respect to the 1992 and 1993 accident years. That agreement also provides that the analysis of those reserves and the adjustment to the exercise prices was to be determined as of June 30, 1996. Pursuant to an amendment to the Debenture/Warrant Agreement (the "Warrant Repricing Amendment"), however, the measurement date to ascertain the loss and allocated loss adjustment reserve was extended until the earlier to occur of June 30, 1997 or a "change in control" of the Company. The extension of that date allows for a more accurate determination to be made with respect to adverse development, if any, in Assurance Company's reserves for the years in question.

     If the ultimate loss and allocated loss adjustment reserve fixed by Assurance Company for the 1992 and 1993 accident years is determined by the Actuary (as specified under the terms of the Warrant Repricing Amendment) to exceed a December 31, 1993, base loss of $132 million, plus the additional amount of $2 million, such excess amount shall be "Adverse Development" as defined under the Warrant Repricing Amendment and an amount equal to the percentage of such excess amount, after-tax, allocable to the Warrants will be utilized to adjust downward the exercise prices of the Warrants (such adjustment being first attributable to Series 1 Warrants and then to the Series 2 Warrants).

     As the Merger would represent a "change in control" giving rise to an event requiring a possible adjustment to the exercise prices of the Warrants under the Warrant Repricing Amendment, it is contemplated that immediately preceding the anticipated closing date of the Merger, the ultimate loss and allocated loss adjustment reserve recommended by Arthur Andersen L.L.P. (the Company and Assurance Company's independent auditors and actuaries), which recommendation shall be considered to fairly and accurately reflect the ultimate losses incurred by Assurance Company for the 1992 and 1993 accident years, shall, subject to the requirement that the loss reserve analysis be fixed as provided under the Merger Agreement, be accepted as an Adverse Development under the Warrant Repricing Amendment. If an Adverse Development occurs under the Warrant Repricing Amendment, the net effect thereof will be utilized to adjust the exercise prices of the Warrants.

     Such adjustment shall have the effect of reducing the exercise prices of the Warrants. That, in turn, would result in a reduction in the Merger Price Per Share, and a larger aggregate amount paid to the holders of the Warrants versus the holders of the Common Stock, the Debentures and the Company Options. It is impossible to determine the exact amount of loss reserve that will ultimately be determined to be attributable to 1992 and 1993 accident years prior to the measurement date, which will be a time immediately preceding the closing date of the Merger. As of September 30, 1996, the Company increased by approximately $4,500,000 its loss and allocated loss adjustment expense reserves for the 1990-1993 accident years. The Company anticipates that as a result of such adjustment, there should occur an adjustment to the exercise price of the Warrants that will result in a Merger Price Per Share of not less than $3.00 nor greater than $3.10.

SERIES A CONVERTIBLE DEBENTURES AND SERIES 1, 2 and 3 DETACHABLE WARRANT PURCHASE AGREEMENT

     In connection with the Merger, Prac, Allstate and Superior entered into the Purchase Agreement dated as of September 17, 1996. Pursuant to the terms of the Purchase Agreement, Prac and Allstate, contingent upon the consummation of the Merger, have agreed to sell their respective Debentures and Warrants to Superior. The consideration to be received by Prac and Allstate under the Purchase Agreement is equivalent to the Merger Price Per Share to be paid for each share of Common Stock. The precise amount of the Merger Price Per Share will be determined immediately prior to the effective time of the Merger, with the ultimate Merger Price Per Share being fixed after an adjustment to the exercise prices of the Warrants pursuant to the terms of the Debenture/Warrant Agreement. Pursuant to the Purchase Agreement, Prac and Allstate have agreed to forego any rights with respect to the adjustment of the exercise prices of the Warrants that would result in the portion of the Purchase Price allocable to the Warrants exceeding $3.5 million.

VOTING AGREEMENT

     Prac, Allstate, the Pickup Affiliates and Superior entered into a Voting Agreement dated as of September 17, 1996 (the "Voting Agreement"). Pursuant to the terms of the Voting Agreement, Prac, Allstate and the Pickup Affiliates have agreed to vote for the approval and adoption of the Merger Agreement. This results in approximately 60% of the outstanding shares of Common Stock being committed to vote in favor of the subject transaction. In connection therewith, all the issued and outstanding Debentures are convertible into 7,272,727 shares of Common Stock for voting purposes.

     Prac, Allstate and the Pickup Affiliates' obligation under the Voting Agreement terminates if the Company's Board of Directors, in exercising its fiduciary obligations to the Stockholders, approves an Acquisition Proposal; provided, however, that if a breakup fee becomes payable under the Merger Agreement as a consequence of an Acquisition Proposal, the Debenture Holders (with the exception of Allstate), will pay to Superior upon consummation of the competing transaction an amount equal to the difference between the price received for such persons' Debentures and Warrants under the Acquisition Proposal and the price that would have been paid for such securities under the Purchase Agreement. The Voting Agreement terminates upon the earliest to occur of the termination of the Merger Agreement, the effective time of the Merger or December 31, 1997.

SERIES 3 DETACHABLE WARRANT SURRENDER AGREEMENT

     Messrs. Harwood, Anderson and Strunk and the Lenawee Trust entered into the Surrender Agreement with the Company dated as of September 17, 1996. Pursuant to the terms of the Surrender Agreement, Messrs. Harwood, Anderson and Strunk and the Lenawee Trust, contingent upon the consummation of the Merger, have agreed to surrender their respective Series 3 Warrants to the Company without cash consideration therefor as such warrants are out-of-the-money.

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Superior to effect the Merger and to pay the fees of its legal counsel and advisors is approximately $59,000,000. These amounts are the only expenses related to the Merger that are expected to be paid by Superior. See "SPECIAL FACTORS -- Source and Amount of Funds."

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of November 19, 1996, the directors and executive officers of the Company beneficially owned, in the aggregate, 2,797,521 shares of Common Stock, representing approximately 29.4% of such shares outstanding. To the knowledge of the Company, all directors and executive officers of the Company intend to vote their beneficially owned shares of Common Stock eligible to be voted for the approval and adoption of the Merger Agreement. In addition, pursuant to the Voting Agreement, the Common Stock owned by the Pickup Affiliates and the Debentures owned by Prac and Allstate will be voted for the approval and adoption of the Merger Agreement. See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

MARKET PRICE AND DIVIDEND INFORMATION

     The Common Stock is listed on NASDAQ under the symbol "PRIM." On September 16, 1996, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common Stock was $2 5/8. On November 19, 1996, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock was $2 29/32. For additional information concerning historical market prices of the Common Stock and the dividends paid thereon, see "MARKET PRICE AND DIVIDEND INFORMATION."

SELECTED CONSOLIDATED FINANCIAL DATA

     Certain selected historical financial data of the Company are set forth under "SELECTED CONSOLIDATED FINANCIAL DATA." That data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board for use at the Special Meeting. The Special Meeting is scheduled to be held at 10:00 a.m., on December 11, 1996, at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the

Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

     The Board has determined that the Merger and the Merger Agreement are advisable and in the best interests of the Company and its Stockholders and has approved the Merger and the Merger Agreement by unanimous vote of those directors voting. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "SPECIAL FACTORS -- Background of the Transaction" and " -- Reasons for the Transaction."

     STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

     The Board has fixed the close of business on November 19, 1996, as the Record Date for the determination of the holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only Stockholders of record at the close of business on that date will be entitled to receive notice of or to vote at the Special Meeting. At the close of business on the Record Date, there were 9,528,200 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 910 Stockholders of record. In addition, the Debentures have voting rights equal to the number of shares of Common Stock into which such Debentures are convertible. The Debentures' voting rights are exercisable only when the following matters are submitted to a vote of Stockholders or for written consent: (a) the amendment of the Company's Certificate of Incorporation; (b) the sale or transfer of all or substantially all of the Company's assets; (c) the consolidation, reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation, or winding-up of the Company; (d) changes in the Company's authorized capital stock or any rights with respect thereto; and (e) changes in the number of individuals constituting the Board to a number other than seven. Approval of any of the foregoing matters requires the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

     Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record and the Debenture Holders shall be entitled to one vote for each share of Common Stock into which such Debentures are convertible. Mr. Pickup, the ultimate controlling person of the Pickup Affiliates and Prac, is expected to attend the Special Meeting to vote the Common Stock and Debentures owned by the Pickup Affiliates and Prac, as the case may be, and, accordingly, a quorum for the transaction of business at the Special Meeting is assured. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to be voted at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions (including broker non-votes) will be included in the calculation of the number of votes represented at the Special Meeting for purposes of determining whether a quorum has been achieved.

     If the enclosed proxy card is properly executed and received by the Company in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

     The Board is not aware of any matters other than the matter set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, including a motion to adjourn the meeting for the purpose of soliciting additional proxies, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion, except that shares represented by proxies which have been voted "against" the Merger Agreement will not be used to vote "for" adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required; Revocability of Proxies."

     STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY U.S. STOCK TRANSFER CORPORATION, IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER.

VOTE REQUIRED; REVOCABILITY OF PROXIES

     The affirmative vote of holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, is required to approve and adopt the Merger Agreement. Pursuant to the Voting Agreement, the Common Stock owned by the Pickup Affiliates and the Debentures owned by Prac and Allstate will be voted for the approval and adoption of the Merger Agreement. Provided, however, if the Merger Agreement is terminated or if the Board, in exercising its fiduciary obligations to the Stockholders approves an Acquisition Proposal, Prac, the Pickup Affiliates and Allstate are relieved of their obligation to vote for the approval and adoption of the Merger Agreement.

     Because the required vote of the Stockholders and Debenture Holders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock and Debentures, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

     A Stockholder may revoke a proxy at any time prior to its exercise by
(i) delivering to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a Stockholder at the Special Meeting will not in and of itself automatically revoke such Stockholder's proxy.

     If fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement than the number required for approval, it is expected that the Special Meeting will be adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

     Although no vote of the stockholders of Superior is required in connection with the Merger Agreement or the Merger, such vote is required with respect to Superior's issuance of shares of its common stock in order to finance the Merger. The obligations of the Company and Superior to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement. See "THE MERGER AGREEMENT -- Conditions to the Merger."

APPRAISAL RIGHTS

     Under the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger Agreement will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. The following is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Appendix B.

     Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 calendar days prior to the meeting, the Company must notify each of the holders of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice.
Any Stockholder who wishes to exercise appraisal rights should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

     A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the Merger Agreement will not constitute such a demand. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the Merger.

     Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of Common Stock should be sent or delivered to Myrtle L. Solomon, Corporate Secretary, Pac Rim Holding Corporation, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

     If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all Common Stock held in the name of the record owner.

     Within 10 calendar days after the effective time of the Merger, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 and who has not voted in favor of the Merger Agreement. Within 120 calendar days after the effective time of the Merger, the Company, or any Stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such Stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the Stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 calendar days after the effective time of the Merger, any Stockholder of record who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 calendar days after a written request therefor has been received by the Company.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the Stockholders entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the amount that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

     The Court may require Stockholders who have demanded an appraisal and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Court for notation thereon of the pendency of the appraisal proceedings. If any Stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such Stockholder.

     Any Stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the Merger, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the effective time of the Merger).

     If any Stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Price Per Share in accordance with the Merger Agreement, without interest. A Stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 calendar days after the effective time of the Merger. A Stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the effective time of the Merger will require the written approval of the Company. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any Stockholder without the approval of the Court.

SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from Stockholders.
In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by mail or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                  THE COMPANY

     The Company was organized as a Delaware corporation on May 12, 1987. On May 27, 1987, the Company became the immediate Parent of Assurance Company, its principal subsidiary, which, in turn, in 1995 became the parent of RBIS. The Company is engaged primarily, and almost exclusively, in writing workers' compensation insurance. In connection therewith, the Company markets its policies through approximately 180 insurance agencies and brokerage firms. Historically, the Company concentrated primarily on the Southern California market. In connection with its efforts to expand into additional geographic areas and increase future revenues, Assurance Company received Certificates of Authority to write workers' compensation insurance in Alabama, Arizona, Georgia and Texas. Assurance Company is rated B by Best. According to Best, its ratings are intended to measure an insurance company's financial strength, operating performance, competitive market position and ability to meet obligations to policyholders currently and in the near future. Best's rating of Assurance Company is not a rating of the investment merits of the Common Stock.

     RBIS is a California corporation that is licensed as an insurance agent and/or broker in a number of jurisdictions. RBIS places coverage with insurers that are licensed in states where Assurance Company is not currently licensed. RBIS sells both workers' compensation and accident and health insurance coverage.

     The address and telephone number of the Company's principal executive offices is 6200 Canoga Avenue, Woodland Hills, California 91367-2402; (818) 226-6200.

                                    SUPERIOR

     Superior was incorporated in California on March 29, 1985, under the name Coastal Holdings, Ltd. Superior is a holding company that, through its wholly-owned subsidiary, SNIC, is engaged in writing workers' compensation insurance principally in the State of California and, until September 30, 1993, was engaged in writing commercial property and casualty insurance. SNIC is currently licensed to write business in Arizona, Arkansas, California, Colorado, District of Columbia, Indiana, Iowa, Kentucky, Maryland, Mississippi, Missouri, Montana, Nevada, New Mexico, Oregon, South Dakota, Utah and Wyoming, but virtually all of SNIC's current premium is generated in California, with immaterial exceptions in Arizona and Oregon.

     Superior has five wholly-owned subsidiaries in addition to SNIC: InfoNet Management Systems, Inc. ("InfoNet"), SN Insurance Services, Inc. ("SNIS"), Pacific Insurance Brokerage, Inc. ("Pacific"), Superior National Capital Holding Corporation ("SNCHC") and Superior (Bermuda) Ltd. ("SBL"). InfoNet provides data processing purchasing services to Superior and its subsidiaries. SNIS and Pacific are inactive. SNCHC's sole function is to act as a general partner of Superior National Capital, L.P., a Bermuda limited partnership that issued $20 million face amount of preferred securities to Centre Reinsurance Services (Bermuda) III Limited effective June 30, 1994. The proceeds of that transaction were loans to Superior and partially contributed by Superior to the capital of SNIC. Centre Reinsurance Services (Bermuda) III Limited is an affiliate of Superior.

     SNIC's only subsidiary is wholly-owned Western Select Service Corp. ("WSSC"), which was established in 1987 under the name Superior Western Insurance Company. WSSC was formed and capitalized to underwrite property, casualty and workers' compensation insurance, but never received a charter to commence insurance operations from the California Department of Insurance. WSSC currently provides vocational, rehabilitation, legal, paralegal and other services to SNIC.

     The address and telephone number of Superior's principal executive offices is 26601 Agoura Road, Calabasas, California 91302; (818) 880-1600.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     In early 1993, the Company engaged the services of financial advisors to explore methods by which the Company could obtain additional operating capital for Assurance Company. At that time, the Company believed that to maintain a competitive position in California's workers' compensation market, the only jurisdiction in which Assurance Company was then operating, additional capital was required.

     On August 16, 1994, the Company completed its capital raising effort under the Debenture/Warrant Agreement. Pursuant to the terms of that agreement, the Company sold the Debentures, Warrants and Series 3 Warrants to Prac in exchange for $20 million. Following the close of that transaction, the Company continued to analyze its need for additional investment capital, its position in California's workers' compensation market and the possibility of expanding its operations beyond California.

     In July of 1993, the California state legislature passed certain workers' compensation law reforms. Those laws have significantly impacted the benefits available under California's workers' compensation system and the premium rates that insurers may charge for coverage. In that regard, the California legislature repealed the minimum rating law effective January 1, 1995, thus, making California an "open or competitive rating" state with respect to workers' compensation coverage. Beginning January 1, 1995, the Workers' Compensation Insurance Rating Bureau began publishing advisory pure premium rates which provide for losses and loss adjustment costs as indicated by prior history and an actuarial projection of future losses and loss expenses. California workers' compensation insurers can adopt those rates and apply their own expense factor or file their own actuarially sound rates.

     Prior to its repeal, the minimum rating law existed as a means of preserving the financial integrity of California's workers' compensation system by prohibiting insurers from charging premiums below certain minimum levels established by the California Insurance Commissioner. California's open rating laws have created an intense level of price competition among workers' compensation insurers. That, in turn, resulted in an overall erosion of premium levels beginning in late 1994 and continuing through the present. The Company, therefore, adopted a strategy of continuing to explore opportunities for securing additional investment capital and/or possibly merging with a compatible entity.

     Although the Company reduced expenses and was profitable in 1995, it began to explore all alternatives. On February 17, 1995, the Company announced that it had retained Salomon to evaluate strategic alternatives. During 1995 and 1996, Salomon contacted a number of companies, including managed care, health insurance and workers' compensation entities operating in and outside of California, to ascertain if those entities were interested in acquiring the Company. Certain of the entities contacted expressed varying levels of interest in the Company, but agreement with respect to pricing and terms of a transaction could not be reached.

     On July 3, 1996, Superior informed Salomon that it was interested in reviewing the Company's operations. Shortly thereafter, Superior entered into a Confidentiality Agreement with the Company and began its due diligence review of the Company's operations. After completing that review, Superior expressed an interest in entering into discussions with and submitting a proposal to the Company concerning the possibility of acquiring all the Company's issued and outstanding shares of Common Stock, Debentures and Warrants. Between August 28, 1996 and September 17, 1996, discussions were held between counsel and representatives of both the Company and Superior concerning an acquisition transaction. During that period of time, members of the Board discussed with representatives of Superior certain of the terms under which the Company might be willing to enter into a merger transaction with Superior.

     On September 13, 1996, each member of the Board was informed that Superior would be submitting a formal offer to acquire the Company by means of a merger transaction and that a Board meeting to discuss the anticipated offer was scheduled for September 16, 1996.

     Immediately prior to the September 16, 1996 meeting, Superior submitted to the Board a formal merger proposal pursuant to the terms of which Superior would acquire all the issued and outstanding shares of Common Stock, Debentures and Warrants. On the morning of September 16, 1996, all members of the Board reviewed and considered the merger proposal and discussed the factors described below under "Reasons for the Transaction."

     The Board also discussed the Company's general financial condition and its position in the workers' compensation industry. Although the Company believed it was positioned as a viable and competitive entity, the Board believed that if an acquisition offer was made for the Company at a fair and reasonable price, it might be in the best interest of the Stockholders to seriously consider such an offer.

     Superior's original offer provided for the allocation of the Purchase Price differently for the holders of Common Stock, Debentures and Company Options, on the one hand, and the Warrants, on the other hand. That allocation may have resulted in the holders of the Warrants receiving an equivalent per share consideration in an amount different from (and greater than) the consideration to be received by the holders of the Common Stock, Debentures and Company Options.

     At that meeting, the Board determined that to achieve fairness among the holders of such securities, the Purchase Price should be allocated equally to the Company's Common Stock, Debentures, Warrants and Company Options such that the Debentures, Warrants and Company Options would be paid an amount equal to the Merger Price Per Share of the Common Stock less any amounts payable to convert the Debentures or exercise the Warrants or Company Options, with no consideration being paid for the Warrants and Company Options that were out-of-the-money.

     The Board further discussed with Salomon the fact that Salomon's fairness opinion (as discussed below) would contemplate that the Purchase Price was to be distributed equally among the holders of the Common Stock, Debentures, Warrants and Company Options on a per share basis. The Board secured the agreement of the holders of the Debentures and Warrants that they would vote in favor of the Merger if the transaction provided for the allocation of the Purchase Price equally among all Common Stock equivalents and the Company agreed to honor its obligation under the terms of the Debenture/Warrant Agreement and the addenda thereto to adjust the exercise prices of the Warrants at or immediately preceding the close of the subject transaction.

     Salomon then presented to the Board at the Board meeting its analysis of the offer. See "Opinion of Financial Advisor." Salomon also provided the Board with its oral opinion that, assuming the aggregate cash consideration is equally allocated among all Common Stock equivalents, the cash consideration to be received by the Stockholders with respect thereto was fair from a financial point of view. As the exercise prices of the Warrants may be subject to adjustment pursuant to the terms of the Debenture/Warrant Agreement, the exact price per share of the Common Stock could not be determined at that time. Salomon did, however, perform an analysis to reflect the allocation of the aggregate Purchase Price equally among the holders of the Common Stock, the Debentures, the Warrants and the Company Options, giving effect to a potential repricing of the exercise price of the Warrants. Salomon performed this analysis using two different scenarios regarding the potential repricing, based on the Company's June 30, 1996 recorded loss and loss adjustment expense reserves, and a reasonable range of potential reserve estimates at June 30, 1996. These analyses indicated the derived per share value allocated to each share of Common Stock and in-the-money equivalents of $3.11 and $3.07, respectively.

     The Board determined it would be neither necessary nor effective to create a special independent committee of the Board to make recommendations for any separate interests of the Stockholders in connection with the Merger, retain an unaffiliated representative to advise the Board or to form a committee solely on behalf of the Stockholders because (1) the Purchase Price, by action of the Board, was to be allocated in such a way that the holders of the Debentures, Warrants and Company Options would receive consideration based on the same methodology used to determine the consideration to be paid for the Common Stock and (2) the Merger Agreement and Merger requires approval of the affirmative vote of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted, and, therefore, the Merger must be considered by the Stockholders and Debenture Holders as a unified "class" voting together.

     On September 16, 1996, the Company issued a press release to the effect that it was in discussions with Superior with respect to a potential merger transaction.

     Following the Board's discussion of the Merger Agreement and negotiations via telephonic conference call with representatives of Superior with respect to certain remaining unresolved terms concerning the transaction, the Board voted unanimously to approve the Merger Agreement and to accept Superior's proposal. On September 17, 1996, following such unanimous approval of the Merger proposal by the Board, the Merger Agreement and related documents were signed and press releases were issued by the Company and Superior with respect thereto.

     To date, the Company has received no inquiries or expressions of interest whatsoever regarding competing bids by any other entity or person.

PURPOSE OF THE TRANSACTION

     The purpose of the Merger is to effect the acquisition by Superior of all the outstanding shares of Common Stock. Superior and the Company did not consider any alternative means to accomplish this purpose because the Merger is the most direct means for effecting the acquisition of the shares of Common Stock held by the Stockholders.

REASONS FOR THE TRANSACTION

     The Company. The Board has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and the Stockholders, has approved the Merger Agreement and the Merger and has unanimously recommended to the Stockholders that they vote for the approval and adoption of the Merger Agreement. In taking these actions, the Board considered many factors, including among others the following:

          (i) Management's Recommendation. The Board reviewed presentations from, and discussed the terms and conditions of the Merger Agreement and the Merger with, the Company's President, speaking for the Company's Senior Management, collectively, representatives of its legal counsel and representatives of its financial advisor. The Board considered the view of management that the Company's businesses might realize certain operational advantages if the Company were no longer an independent public company (which advantages the Board took into account in assessing the fairness of the Merger Price Per Share to be received in the Merger). The Board also considered favorably management's stated belief that the Merger would not have an adverse effect on the Company's policyholders.

          (ii) The Company's Business, Condition and Prospects. In evaluating the terms of the Merger, the Board considered, among other things, information with respect to the financial condition, results of operations, investment results and businesses of the Company, on both a historical and a prospective basis, and current industry, economic and market conditions. The members of the Board were generally familiar with and knowledgeable about the Company's affairs, including the present and possible future economic, regulatory and competitive environment in which the Company operates its workers' compensation insurance business, and further reviewed these matters in the course of their deliberations. In evaluating the Company's prospects, the Board considered, among other things, the opportunities available to the Company to improve its results and capacity to manage its future growth. The Board also considered the risks facing the Company, including the repeal of California's minimum rate law pertaining to premium chargeable for workers' compensation insurance policies, the subsequent entry of financially stronger and much larger insurers into the Company's business, and increasing rate competition.

          (iii) Historical and Recent Market Prices Compared to the Consideration to be Received in the Merger. The Board reviewed the historical market prices and recent trading activity of the Common Stock. The Board considered as favorable to its determination that the Merger Price Per Share to be paid in the Merger is greater than the range of recent trading prices of the Common Stock.

          (iv) Alternative Transactions. The Board determined that it was unlikely that a combination or other transaction with any other entity could be structured in a manner that would offer comparable value to the Stockholders. In making its determination, the Board considered its prior "exploration" of the market and its evaluation of possible arrangements with other entities. The Board also considered the fact that the Company could not reach an agreement with respect to pricing with the entities, other than Superior, which had been contacted by Salomon and examined the Company's operations. Thus, the Board did not believe that any other feasible or viable transaction was available to be considered.

          (v) Liquidation of the Company. The Board considered the possible return to the Stockholders if the Company were to cease operations and liquidate and distribute its assets to the Stockholders. That analysis indicated that a return of less than $2.76 per share may be realized from such liquidation, which amount is less than the anticipated Merger Price Per Share.

          (vi) Opinion of Salomon. The Board considered the opinion of Salomon (including the assumptions and financial and other information relied upon by Salomon) that the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view, as well as the presentation made by Salomon to the Board, to support the Board's determination that the Merger is fair to the Stockholders. Salomon's opinion and presentation are described below under "Opinion of Financial Advisor." As described below, Salomon performed certain valuation analyses on the Company in order to reach its opinion.

          (vii) Stockholder Approval Requirement. The Board considered the fact that the Merger is conditioned on the approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted.

          (viii) Termination Provision; Breakup Fee. The Board considered as favorable to its determination that the Merger Agreement (a) permits the Board to approve an Acquisition Proposal that it believes is in the interests of the Stockholders and (b) is terminable by the Board if an Acquisition Proposal is so approved. In such case, however, the Company would be required to pay Superior a $5 million breakup fee.

          (ix) No Longer a Public Company. The Board viewed as a negative factor that, following the consummation of the Merger, the Company would no longer be a public company.

          (x) Taxable Transaction. The Board viewed as a negative factor to its determination that, like all cash mergers, the Merger would be a taxable transaction. In addition, for the reasons described under " -- Background of the Transaction," the Board did not believe that it would be able to effect a tax-free transaction offering comparable value to the Stockholders.

     The foregoing description of the factors considered by the Board is not all inclusive but covers the principal matters discussed in detail by the Board. In view of the wide variety of factors considered, the Board did not consider it practical to, nor did it attempt to, quantify or attach any particular weight to any of the factors it reviewed in reaching its conclusion to recommend the Merger to the Stockholders as being in their best interests.

CERTAIN CONSIDERATIONS

     While the Board is of the opinion that the Merger is in the best interest of the Company and the Stockholders, approval of the Merger Agreement involves certain factors that the Stockholders should consider carefully. These considerations include the fact that acceptance of the Merger will result in each Stockholder liquidating and selling his, her or its shares of Common Stock and, in effect, result in each Stockholder selling his, her, or its interest in the Company at the Merger

Price Per Share. If this transaction were not completed, it is likely that the Company would, at least in the immediate future, remain viable. It is conceivable that if the value of the Company were to increase in the future, such increased value would not be available if the Merger Agreement is accepted.

     Further, although the Board and management, independently and through the efforts of its financial advisor, have investigated alternative transactions, there can be no assurance that if the Merger Agreement and Merger were not accepted, at some time in the future another offer or proposal would be made by a third party to acquire or merge with the Company, which future possible offer could conceivably result in a greater sum being paid to the Stockholders. It should, however, be noted that the Merger Agreement provides that under certain circumstances, the Company would be required to pay a breakup fee if any other form of offer or proposal were considered or accepted by the Company within a specified time period. Further, since the Company has announced the Merger, no other offer or inquiry has been received regarding any form of competitive bid or offer.

     In reaching its decision to approve and adopt the Merger Agreement and make the recommendation to the Stockholders set forth herein, the Board has considered a number of factors, including (i) the financial information made available to the Board, including historical trading prices of the Common Stock, the Common Stock's current per share value, and the per share value based upon the liquidation of the Company, (ii) the Board's belief that the financial interests of the Stockholders would be better served by effecting a merger resulting in a sale of the Company for the Merger Price Per Share, as compared to continuing operations as an independent company, (iii) the financial condition of the Company as compared with its competitors, (iv) market conditions within the workers' compensation industry, particularly in the State of California and those other states and jurisdictions in which Assurance Company currently operates, (v) the terms and conditions of the Merger Agreement, and (vi) the opinion of Salomon described herein to the effect that the Merger Price Per Share to be received by the Stockholders in the Merger is fair, from a financial point of view, to such Stockholders.

OPINION OF FINANCIAL ADVISOR

     The Company retained Salomon to assist it in evaluating various strategic or financial transactions that could be of interest to the Company and to render a fairness opinion in connection with a sale of the Company. See "Background of the Transaction." On September 16, 1996, Salomon rendered its oral opinion to the Board, which was subsequently confirmed in writing in an opinion dated November 19, 1996, that the consideration to be received by the Stockholders in the Merger is fair to such holders from a financial point of view.

     The full text of Salomon's fairness opinion, dated November 19, 1996, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix C to this Proxy Statement. Salomon's opinion is directed only to the fairness, from a financial point of view, to the Stockholders, of the consideration to be received by such holders in the Merger and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the Merger. Salomon's opinion does not address the fairness of the consideration to be received by the holders of the Debentures and Warrants from the purchase of such securities by Superior pursuant to the Merger Agreement. The summary of Salomon's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix C. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

     In connection with rendering this opinion, Salomon reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the Exhibits thereto; (ii) the Purchase Agreement; (iii) the terms and conditions of the Debentures and Warrants; (iv) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the five-year period ended December 31, 1995 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1996, respectively; (v) statutory financial information regarding Assurance Company for each of the years in the five-year period ended December 31, 1995; (vi) a report dated August 29, 1996 prepared by Arthur Andersen L.L.P. on the Company's loss reserves as of June 30, 1996; (vii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to Salomon by the Company for purposes of its analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, the Common Stock; (ix) certain publicly available information with respect to certain other companies that Salomon believed to be comparable to the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that Salomon considered relevant to its inquiry. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which it deemed relevant. Salomon also met with certain officers and employees of the Company to discuss the foregoing as well as other matters Salomon believed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. With respect to the Company's projections, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the financial performance of the Company for the period covered. Salomon did not make or obtain any independent evaluations or appraisals of any of the Company's assets, properties or facilities nor was Salomon furnished with any such evaluations or appraisals. Salomon's services did not include any actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. Salomon relied, directly and indirectly, on reports and opinions provided to it by the Company and its independent accountants and actuaries regarding the reserves of Assurance Company.

     In conducting its analysis and arriving at its opinion, Salomon considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Common Stock and for the equity securities of certain other companies that Salomon believes to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that Salomon believes to be relevant. Salomon also took into account its assessment of general economic, market and financial conditions and its knowledge of the insurance industry as well as its experience in connection with similar transactions and securities valuation generally. Salomon also considered the process that resulted in negotiation of the Merger, including Salomon's solicitation of offers to acquire the Company and the responses received to such solicitations. Salomon's opinion was based on conditions as they existed and could be evaluated on the date of the opinion.

     In connection with a presentation to the Company's Board on September 16, 1996, Salomon advised the Company's Board that, in evaluating the consideration to be received in the Merger by the holders of Common Stock, Salomon had performed a variety of financial analyses with respect to the Company, all as summarized below.

     Analysis of Selected Publicly-Traded Comparable Companies. Salomon compared the Company to five public California workers' compensation insurance companies determined by Salomon to be engaged in businesses comparable to those of the Company. In that regard, Salomon noted that although such companies were considered similar to the Company, none of the companies has the same management, size and business makeup as the Company. The publicly traded workers' compensation insurance companies selected by Salomon for purposes of this analysis were: Argonaut Group, Citation Insurance Group, Fremont General Corporation, Zenith National Insurance Group and SNIC (the "Comparable Companies"). Using publicly available information (including earnings per share estimates for 1996 and 1997 obtained from the Institutional Brokers Estimate System as of August 15, 1996) and earnings per share estimates for 1996 and 1997 obtained from each of the managements of the Company and SNIC, Salomon analyzed, among other things, the market values and certain financial data at September 13, 1996 for each of the Comparable Companies, including (i) the 52-week trading range, (ii) the dividend yield, (ii) the implied return on equity, (iv) the price to latest twelve month earnings per share multiple, (v) the price to 1996 and 1997 estimated earnings per share multiples (vi) the projected change in estimated earnings per share between 1996 and 1997 and (vii) the price to book value multiple (based on period end primary shares outstanding). Salomon derived high, low and median multiples from the foregoing analysis of the Comparable Companies and applied them to comparable financial data relating to the Company. This analysis resulted in reference ranges of per share values for the shares of the Common Stock of (i) $1.51 to $1.89 using estimated 1996 earnings per share, (ii) $1.46 to $1.95 using estimated 1997 earnings per share, (iii) $3.79 to $5.05 using reported book value per share, and (iv) $2.97 to $3.96 using fully diluted book value per share (determined assuming conversion of the Debentures, in-the-money Warrants and Company Options).

     Discounted Cash Flow Analysis. Salomon performed a discounted cash flow analysis pursuant to which the value of the Company was estimated by adding (i) the estimated net present value of the Company's future dividends (of which none were assumed) plus (ii) the estimated net present value of the terminal value of the Company (utilizing price to earnings multiples and book value multiples), based upon certain operating and financial assumptions, forecasts and other information provided to Salmon by the management of the Company. Salomon based its analysis upon actual and projected income statements for the Company for the five-year period ended December 31, 1999, as prepared by the management of the Company. For purposes of such analysis, Salomon utilized discount rates of 16%- 22% and terminal values based on price to earnings multiples of 8.0x-11.0x and price to book value multiples of 0.8x-1.1x. The discounted cash flow analysis was conducted using two different sets of projections prepared by the management of the Company, based upon two scenarios. The "low growth scenario" showed 15% compound annual growth in premium volume during 1997, 1998 and 1999. The "no growth scenario" showed no growth in premium volume during 1997, 1998 and 1999. These analyses resulted in an implied value reference range for the Common Stock of: (i) $1.65 to $1.85 using price to earnings terminal value multiples and of $2.22 to $2.49 using price to book value terminal value multiples under the "low growth scenario" and (ii) $1.00 to $1.12 using price to earnings terminal value multiples and $2.11 to $2.36 using price to book value terminal multiples under the "no growth scenario."

     Analysis of Selected Mergers/Acquisition Transactions. Salomon analyzed six other merger and acquisition transactions announced since 1992 involving workers' compensation insurance companies. The acquisition or merger transactions analyzed were Citation Insurance Group/Physicians Insurance Company of Ohio; CII Financial, Inc./Sierra Health Services, Inc.; C.E. Heath plc/CareAmerica HealthPlans; Unicare Financial Corporation/WellPoint Health Networks; Business Insurance Corporation, a subsidiary of California Compensation Insurance Company/Foundation Health Corporation; and Great States Financial Corporation/FHP International Corporation. Using publicly available information, Salomon (i) calculated the relationship between the consideration paid in these transactions and each of the acquired companies' (a) GAAP net operating income, (b) GAAP book value, (c) statutory net operating income and
(d) statutory capital and surplus, and (ii) determined the percentage premium that such consideration represented when compared to the share trading price of each acquired public company one month prior to the announcement of such transaction. Salomon noted that the data provided by such transactions was unique to the relevant facts and circumstances of each transaction and was of limited comparability to the Merger. Salomon arrived at appropriate valuation multiples and applied or compared such multiples to the Company's (i) 1996 estimated earnings as provided by the Company's management (assuming that the Debentures had been converted at the beginning of 1996), (ii) fully diluted book value per share, (iii) statutory capital and (iv) share trading price at September 13, 1996. This analysis resulted in an implied value reference range (based on the high and low values resulting from the application of each methodology) for the Common Stock from $1.53 to $3.78 per share.

     Liquidation Analysis. Salomon performed a valuation analysis, using a discounted cash flow methodology, based on a voluntary liquidation scenario prepared by the management of the Company. The Company's management projections assumed, among other things, that there would be no new or renewal business after December 31, 1996 and the Debentures would be redeemed for cash in August 1999. For purposes of this voluntary liquidation analysis, Salomon applied discount rates of 16%-22% to shareholders' equity at the end of the projection period in 1999. This analysis resulted in an implied value reference range for the shares of the Common Stock of $1.97 to $2.76.

     The foregoing summary does not purport to be a complete description of the analyses performed by Salomon or of its presentations to the Company's Board. The preparation of financial analyses and fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description. Salomon believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and factors could create an incomplete view of the processes underlying the analyses conducted by Salomon and its opinion. Salomon made no attempt to assign specific weights to particular analyses. Any estimates contained in Salomon's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Salomon does not assume responsibility for their accuracy.

     Salomon is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Salomon has previously rendered certain investment banking and financial advisory services to the Company for which Salomon received customary compensation. In addition, in the ordinary course of its business, Salomon may trade the equity securities of the Company and Superior from time to time for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter with Salomon, the Company has previously paid Salomon $50,000 and will pay Salomon further cash fees payable as follows:
(a) $125,000 payable following the delivery of Salomon's fairness opinion and
(b) an additional fee of $810,315, contingent upon the consummation of the Merger. Accordingly, the payment of a substantial majority of Salomon's fees is subject to the consummation of the Merger. The Company has also agreed to reimburse Salomon for certain expenses incurred in connection with its engagement and to indemnify Salomon and certain related persons against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the Federal securities laws. Because a substantial portion of Salomon's fee is payable upon the consummation of the Merger, Salomon may be deemed to have a financial interest in the consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the Board with respect to the Merger Agreement and the transactions contemplated thereby, the Stockholders should be aware that certain members of the management of the Company and of the Board have interests in the Merger that are different from, or in addition to, the interests of the Stockholders generally.

     Officers of the Company. Following the Merger, all the officers and directors of the Company will cease to serve as such at the effective time of the Merger.

     Employee Stock Options. The Merger Agreement provides that, at the effective time of the Merger, each holder of a then outstanding Company Option will, in settlement thereof, receive from the Company for each share of Common Stock subject to such option an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise price of such Company Option (the "Cash Settlement").

     Pursuant to the terms of the Company's 1987 Stock Option Plan (the "1987 Plan") and 1988 Stock Option Plan (the "1988 Plan"), the approval of the Merger Agreement by the Stockholders will result in all Company Options under the 1987 Plan and the 1988 Plan becoming exercisable in full. At November 19, 1996, executive officers of the Company listed below held outstanding Company Options to purchase 40,000 shares of Common Stock under the 1987 Plan at an exercise price of $1.00 per share. In addition, at November 19, 1996, executive officers of the Company listed below held outstanding Company Options to purchase 695,000 shares of Common Stock under the 1988 Plan at exercise prices ranging from $2.50 to $7.50 per share. All but 250,000 of the Company Options outstanding under the 1987 Plan and the 1988 Plan were fully exercisable prior to the execution of the Merger Agreement. The following table sets forth information with respect to the number of vested and unvested Company Options held by the persons named below:

                        PACIFIC RIM HOLDING CORPORATION
                            EXECUTIVE STOCK OPTIONS

                            As of November 19, 1996


                                        1987 PLAN                                     1988 PLAN

                                      # OF OPTIONS                                  # OF OPTIONS
                                      ------------                                  ------------
                     EXERCISABLE      UNEXERCISABLE   PRICE          EXERCISABLE    UNEXERCISABLE     PRICE

STANLEY BRAUN           ---                ---        $ ---             50,000                        $2.500
                        ---                ---        $ ---             50,000                        $7.500
                        ---                ---        $ ---            250,000                        $2.750
                                                                                        250,000       $5.500
                      ------------------------                         ------------------------
   Total                ---                ---                         350,000          250,000


PAUL CRAIG              ---                ---        $ ---
                                                                        25,000           ---          $4.000
                                                                        25,000           ---          $7.500
                                                                       ------------------------
   Total                                                                50,000           ---

SANDRA RICHARDS       10,000               ---        $1.00             15,000           ---          $2.500
                                                                        10,000           ---          $3.875
                                                                        10,000           ---          $4.000
                                                                       ------------------------
   Total                                                                35,000           ---

RONALD TONANI         30,000               ---        $1.00             10,000           ---          $2.500
                      ------------------------                         ------------------------
   GRAND TOTAL        40,000                                           445,000          250,000
                      ========================                         ========================


  TOTAL 1987                40,000
  TOTAL 1988               695,000
                     -------------
                           735,000
                     =============


          Compensation Plan for Senior Management. The Company maintains a Compensation Plan for Senior Management Team (the "SMT Plan"), which team currently consists of the following officers of the Company: Ronald J. Tonani, Sandra L. Richards and Paul W. Craig. If a change of control of the Company occurs on or before June 30, 1997, ninety days after such change in control, those persons then eligible under the SMT Plan will be entitled to receive a single life annuity retirement benefit vested at age 60 equal to the following present cash values, or cash in the same amount, which, in the aggregate, shall not exceed $350,000 (the "Aggregate SMT Benefit Amount"): (a) Ronald J. Tonani
- $172,222; (b) Sandra L. Richards - $122,222; and (c) Paul W. Craig - $55,556.
The Aggregate SMT Benefit Amount available under the SMT Plan may be reallocated if additional participants, at the Company's vice president level or higher, are added to the SMT Plan.

          The SMT Plan defines a "change of control" as the closing of a transaction pursuant to the terms of which more than 51% of the Common Stock is acquired by means of a merger, sale or reorganization of the Company. In addition, the following conditions must be satisfied in connection therewith: (1) the transaction must be approved by the required vote of the Board and the Stockholders; (2) the SMT Plan and all amendments thereto must be approved by the Stockholders; (3) subject to the SEC's approval, the Company must submit for Stockholder approval the SMT Plan as a joint resolution with the proposed transaction effecting a change of control; and (4) each person eligible for benefits under the SMT Plan must continue to provide services to the Company unless a cessation of services occurs as a result of such person's resignation or the termination of such person's employment without cause. Accordingly, a vote "For" approval and adoption of the Merger Agreement serves to ratify the payment of amounts due under the SMT Plan.

          1996 Annual Incentive Plan. Under the 1996 Annual Incentive Plan (the "1996 Plan"), certain of Assurance Company's key employees will be paid a cash bonus if Assurance Company meets specified annual objectives measured by its revenue and combined ratio. The Merger Agreement provides that all awards under the Company's 1996 Plan will remain in effect in accordance with their terms, and payout will not be accelerated, except that purchase accounting related adjustments made by Assurance Company and any adjustments in Assurance Company's reserves, to the extent that such adjustment does not result in a Pac Rim Material Adverse Effect (See "THE MERGER AGREEMENT -- Representations and Warranties"), shall not be included as incurred losses of Assurance Company in calculating the combined ratio exhibit of the matrix utilized to determine amounts payable under the 1996 Plan. The reserve adjustment may, however, be taken into consideration by Assurance Company in calculating the combined ratio exhibit if, upon year-end review, it is determined that such adjustment was required under generally accepted accounting principles.

          Employee Severance. The Merger Agreement provides that Superior or the Surviving Corporation will satisfy all obligations and pay all amounts due under the Company's severance program in effect as of the date of the Merger Agreement with respect to any employees whose employment is terminated as provided in the Merger Agreement within nine (9) months following the closing date of the Merger. If an employee of the Company or any of its subsidiaries is terminated in accordance with the Merger Agreement within nine (9) months following the closing date of the Merger, and such termination is other than for cause, then the Company or the Surviving Corporation, as appropriate, will be obligated to pay to such employee certain termination payments and make available benefits as follows:

          (a) Calculation of Termination Payments for Officers of the Company. Officers of the Company terminated within the nine (9) months following the closing date of the Merger will receive payment equal to (i) such employee's annual base salary divided by twelve (12), multiplied by (ii) such employee's years of service with the Company, rounded to the nearest full year, multiplied by two. Six months of employment would round to the next highest year. Such employees will also receive COBRA continuation benefits equal to two months of benefits for each year of service rounded to the nearest whole year.

          (b) Calculation of Termination Payments for Other Employees of the Company. Other Employees of the Company terminated within the nine (9) months following the closing date of the Merger will receive payment equal to (i) such employee's annual base salary divided by twelve (12), multiplied by (ii) such employee's years of service with the Company rounded to the nearest full year. Six months of employment would round to the next highest year. Such employees shall also receive COBRA continuation benefits equal to one month of benefits for each year of service rounded to the nearest whole year.

     Employment Agreement - Stanley Braun. In March of 1995, an amendment (the "First Amendment") to Stanley Braun's Employment Agreement (the "Employment Agreement") with the Company was negotiated between Mr. Braun and the Board (in which Mr. Braun did not participate as a member of the Board). The Amendment changed certain terms and provisions of the Employment Agreement, including the consequences of an event representing a "change in control" occurring as to the Company prior to June 30, 1996. Pursuant to an amendment to Mr. Braun's Employment Agreement dated as of March 30, 1996 (the "Second Amendment"), the time within which a "change of control" of the Company must occur was extended to June 30, 1997.

     The Second Amendment defines a "change in control" as the closing of an acquisition of more than 51% of the Common Stock through a merger, sale, or reorganization by an entity, individual or group acting in concert which satisfies the following conditions: (1) the transaction resulting in a change of control must be approved by the required vote of the Board and the Stockholders;
(2) the Second Amendment must be approved by the Stockholders; (3) subject to the SEC's approval, the Company must submit for Stockholder approval certain elements of the Second Amendment which become effective upon approval as a joint resolution with the proposed transaction effecting a change of control; and (4) Mr. Braun must continue to provide services to the Company, unless a cessation of services occurs as a result of Mr. Braun's termination without cause, as that term is defined in the Second Amendment. Accordingly, a vote "For" approval and adoption of the Merger Agreement serves to ratify the extension until June 30, 1997, the date within which a change in control of the Company must occur in order for Mr. Braun to be eligible for the payment of certain benefits under the Employment Agreement, as amended.

     In the event of a change of control the Employment Agreement will be extended for a term of four years following the event of a "change in control" and Mr. Braun will continue to receive an annual salary of $400,000 per year for each of those four years. He need only, however, render services to the Company for two years following such change in control. In addition, during that four-year period Mr. Braun is bound by all the terms of the confidentiality provision of the Employment Agreement and may not compete with the Company.

     In addition, in the event of a "change of control," Mr. Braun's rights to all of his Company Options shall vest; however, any options that are not "in the money" as of the date of a "change of control" shall be valued at the sum of $100 and may, at the Company's discretion, be purchased by the Company for that amount.

     The First Amendment also provides that in the event of a "change of control," Mr. Braun will be paid a $475,000 bonus at the closing of the transaction. The First Amendment also provides for the payment of a $525,000 bonus to Mr. Braun on the 10th day of January of the calendar year following the closing of a "change of control," which amount will be offset by the outstanding balance on the loan that Mr. Braun received from the Company. As of November 19, 1996, the outstanding balance on that loan was $450,000.

     In addition, Mr. Braun is eligible for a bonus under the 1996 Plan if Assurance Company meets certain specified annual objectives. See INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION -- 1996 Annual Incentive Plan.

     Employee Benefit Plans. The Merger Agreement provides that from and after the effective time of the Merger, subject to applicable law, and except as contemplated with respect to the Company Stock Plans, Superior will honor in accordance with their terms, all the Company's employee benefit plans; provided, however, the Merger Agreement does not preclude any change effected on a prospective basis following the effective time of the Merger in any such plans in accordance with applicable law. The Merger Agreement also provides that Superior will employ at the effective time of the Merger all employees of the Company who are employed on the closing date of the Merger at-will, with all material terms of their employment at the Company, under Superior's then-current employment practices and policies. Such employment shall be at-will and Superior shall be under no obligation to continue to employ any such individuals.

     Indemnification. The Merger Agreement provides that for a period of three years from and after the effective time of the Merger, Superior and the surviving corporation of the Merger will indemnify, defend and hold harmless to the fullest extent permitted under the Certificate of Incorporation or Bylaws of the Company and any indemnification agreement among the Company, its subsidiaries and their respective officers and directors (whether current or former) (collectively, the "Indemnification Documents"), each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party"), against all loss as to which they are indemnified under the Indemnification Documents, whether commenced or asserted or claimed before or after the effective time of the Merger and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act of 1934 and state corporation laws in connection with the Merger.


EXECUTIVE COMPENSATION

                                                                                     Long-Term
                                         Annual Compensation                       Compensation (1)
                        -------------------------------------------------------    ----------------

   Name and                                                  Other Annual
   Principal                                          -------------------------      Stock Option
   Position                 Year          Salary        Bonus    Compensation(2)        Grants
---------------------   ------------   ------------   --------   --------------     --------------
   Stanley Braun            1995         $400,000     $100,000      $152,901              -0-
   President and            1994          400,000        -0-         164,905            500,000
   CEO                      1993          400,000        -0-         182,252              -0-


   Paul W. Craig            1995          172,308     $ 10,000      $  6,000              -0-
   Executive Vice           1994          160,000        -0-           6,250              -0-
   President and            1993          160,000        -0-           6,000              -0-
   CFO


   Sandra L.                1995         $129,231     $ 10,000      $  6,000              -0-
   Richards                 1994          120,000        -0-           6,250              -0-
   Senior Vice              1993          120,000        -0-           6,000              -0-
   President

   David B.                 1995         $128,125        -0-        $  6,000             15,000
   Chatfield (3)            1994           31,250        -0-           1,500              -0-
   General Counsel

   Ronald J.                1995         $111,539     $ 10,000      $  6,000              -0-
   Tonani                   1994          100,000        -0-           6,250              -0-
   Senior Vice              1993          100,000        -0-           6,000              -0-
   President

(1) Other long-term compensation data is not presented in the summary compensation table because the Company has no such existing plans, although the Executive Compensation Committee of the Company and its subsidiary previously undertook studies, which concerned the implementation of incentive bonus and long-term compensation plans. See SPECIAL FACTORS -- Interests Of Certain Persons In The Transaction: Compensation Plan For Senior Management; 1996 Annual Incentive Plan; and Employee Severance."

(2) Except with respect to Mr. Braun, the amounts set forth in the summary compensation table as other annual compensation represent automobile allowances paid by the Company as compensation for business use of personal vehicles. The amounts set forth in the summary compensation table as other annual compensation for Mr. Braun in 1995 include payments to Mr. Braun of 140% of the interest payable by Mr. Braun to the Company on a loan made by the Company to Mr. Braun, the amount of which was $63,000 or 41% of all other annual compensation to Mr. Braun for 1995; an automobile and the services of a driver, the amount of which was $49,666, or 32% of all other annual compensation to Mr. Braun for 1995; premiums for disability insurance for Mr. Braun, the amount of which was $11,700, or 8% of all other annual compensation payable to Mr. Braun for 1995; and certain other executive benefits, including an income tax preparation allowance, country club memberships and executive health, life and disability insurance benefits.

(3) Mr. Chatfield joined Assurance Company on October 7, 1994.

Option Grants During 1995

    Stock options were granted to David B. Chatfield, General Counsel, during 1995 to purchase 15,000 Shares of Common Stock at an exercise price of $3.19 per share.

    No stock options were granted to the Chief Executive Officer or to the other executives of the Company during 1995.

Option Exercised in 1995 and Year-End Option Values

    The following table sets forth information concerning stock options that were exercised during, or held at the end of, 1995 by the Company's chief executive officer and the four most highly compensated other executives:

                                                                 Number of                      Value of Unexercised
                                                                 Unexercised Options            In-the-Money Options
                                                                 At Fiscal Year End             at Fiscal Year End (1)
                                                            ---------------------------      ---------------------------
                         Shares Acquired
Name                     On Value Exercise    Realized      Exercisable   Unexercisable      Exercisable   Unexercisable
----                     -----------------    --------      -----------   -------------      -----------   -------------
Stanley Braun                   -0-             $-0-          225,000        375,000            $-0-            $-0-

Paul W. Craig                   -0-              -0-           50,000           -0-              -0-             -0-

Sandra L. Richards              -0-              -0-           42,500          2,500            15,000           -0-

Ronald J. Tonani                -0-              -0-           40,000           -0-             45,000           -0-

David B. Chatfield              -0-              -0-             -0-          15,000              -0-            -0-

(1)  Valued at $2.50 per share.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for Federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the consideration received by such Stockholder in the Merger. Such gain or loss will be calculated separately for each block of Common Stock exchanged by a Stockholder. Such gain or loss will be a capital gain or loss if a block of Common Stock is held as a capital asset and will be long-term capital gain or loss if, at the effective time of the Merger, such block of Common Stock has been held for more than one year.

    The foregoing discussion may not apply to Stockholders who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

REGULATORY APPROVALS

    State Insurance Regulatory Approvals. State insurance company holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company unless such person has provided certain required information to, and such acquisition has been approved (or not disapproved) by, the appropriate insurance regulatory authorities. In accordance with the insurance holding company laws of California, Superior, on behalf of itself and certain of its subsidiaries, has filed an application on Form A for the approval of the Merger with the California Department of Insurance. As of the date of this Proxy Statement, Superior has filed all required applications with the California Department of Insurance, but the Department has not completed its review of the filing.

    Hart-Scott-Rodino Antitrust Improvements Act. The acquisition by Superior of the voting securities of the Company pursuant to the Merger Agreement requires Superior and the Company to comply with the notification and waiting period requirements of the HSR Act. In accordance with the requirements of the HSR Act, the Company and Superior each made the required filings thereunder, and the applicable waiting period under the HSR Act has expired.

SOURCE AND AMOUNT OF FUNDS

    The total amount of funds necessary for payment of the consideration to be received by the Stockholders in the Merger and Prac and Allstate under the Purchase Agreement is $54,021,032. The total amount of funds required by Superior to pay the fees of its legal counsel and advisors is approximately $5,000,000. These are the only expenses related to the Merger that are expected to be paid by Superior. Superior anticipates paying such amount from (1) the sale to certain purchasers in a private transaction of an aggregate of 2,390,438 shares of Superior's common stock at $7.53 per share, for an aggregate purchase price of $18 million; and (2) a $44 million Term Loan Facility from Chase Manhattan Bank, N.A.

    The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring the expense. Estimated costs and fees to be incurred by the Company in connection with the Merger, assuming completion of the Merger, are as follows:

Investment Banking Fees................................... $1,035,000
Legal Fees................................................ $  350,000
SEC Filing Fees........................................... $   10,804
Printing Costs............................................ $   15,000
Miscellaneous............................................. $  125,000
                                                           ----------
  Total................................................... $1,535,804
                                                           ==========

                             THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

EFFECTIVE TIME

    Subject to the provisions of the Merger Agreement on the day the Merger closes, which will be the first business day after the satisfaction or waiver of all the conditions set forth in the Merger Agreement (the "Closing Date"), unless another time or date is agreed to in writing by the Company and Superior, a certificate of merger (the "Certificate of Merger") will be filed with the Secretary of State of the State of Delaware. The "Effective Time" of the Merger will be upon the filing of the Certificate of Merger or at such time thereafter as is provided in the Certificate of Merger.

THE MERGER

    The Merger Agreement provides that, subject to the approval and adoption of the Merger Agreement by the Stockholders and Debenture Holders, approval by certain regulatory authorities and compliance with certain other covenants and conditions, Merger Sub will be merged with and into the Company, at which time the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation. Following consummation of the Merger, the Company, as the surviving corporation of such Merger, will be an indirect subsidiary of Superior. As a result of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

    Conversion of Securities. At the Effective Time, (i) each share of Common Stock that is owned by the Company will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered or deliverable in exchange therefor, (ii) each issued and outstanding share of Common Stock (other than shares to be cancelled or to remain outstanding in accordance with the immediately preceding clause (i) and other than Dissenting Shares) will be converted into the right to receive the Merger Price Per Share in cash, without interest thereon, upon surrender of the certificates representing shares of Common Stock, and (iii) each share of common stock of Merger Sub will be converted into and become one share of common stock of the Surviving Corporation.

    Directors and Officers; Governing Documents. At the Effective Time, the directors and officers of Merger Sub will become the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the Effective Time, the Certificate of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    Exchange Procedures. Superior has designated U.S. Stock Transfer Corporation to act as the Exchange Agent for the payment of the consideration to be received by Stockholders in the Merger upon surrender of certificates representing shares of Common Stock. Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of Dissenting Shares) (i) a letter of transmittal and (ii) instructions for the surrender of certificates representing ownership of shares of Common Stock ("Certificates") in exchange for the Merger Price Per Share in cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the shares theretofore represented by such Certificate have been converted pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it will be a condition to such payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment pay any transfer or other taxes which may be required by reason of such payment to a person other than the registered holder of the surrendered Certificate, or establishes to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. After the Effective Time, each Certificate (other than Dissenting Shares) will represent only the right to receive upon surrender to the Exchange Agent the amount of cash, without interest, into which the shares theretofore represented by such Certificate have been converted pursuant to the Merger Agreement, determined as of the Effective Time. The right of any Stockholder to receive the Merger Price Per Share in cash will be subject to and reduced by the amount of any required tax withholding obligation.

    Cancellation and Retirement of Common Stock. All cash paid upon the surrender of Certificates in accordance with the Merger Agreement will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.

    All interest earned on funds made available to the Exchange Agent pursuant to the Merger Agreement will be turned over to Superior or the subsidiary providing such funds, as applicable.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties of the Company, including representations and warranties regarding: the Company and its subsidiaries' due organization, valid existence and good standing and authority to own, operate and lease properties and carry on their respective businesses; the authority to enter into the Merger Agreement, subject to the approval of its Stockholders and the Debenture Holders; the capitalization of the Company; the ownership of the Company's subsidiaries; the absence of conflict between the transactions contemplated under the Merger Agreement and other agreements and documents; the adequacy of filings with the SEC; tax filings, payments, audit history and elections; certain matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); certain labor matters; the opinion of Salomon as to the fairness, from a financial point of view, of the consideration to be received by the Stockholders in the Merger; liens; leases on real property; environmental matters; intellectual property matters; powers of attorney and guarantees; related party transactions; information provided for Superior's Proxy Statement; and the absence of (i) any actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company that would prevent or delay the consummation of the transaction contemplated by the Merger Agreement; (ii) except as otherwise disclosed in any reports filed with the SEC, any outstanding order, writ, injunction or decree which would prevent or delay consummation of the transactions contemplated by the Merger Agreement; or (iii) certain changes since June 30, 1996.

    Each of the foregoing representations and warranties are qualified to the extent of a "Pac Rim Material Adverse Effect." A "Pac Rim Material Adverse Effect" is defined in the Merger Agreement as an adverse effect on the business, results of operations, prospects or financial condition of the Company and its subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, based upon the reserves booked by Assurance Company, no adverse development in Assurance Company's reserves, to the extent that such adverse development does not exceed the sum of (i) the $4,500,000 and (ii) $1,000,000, shall be included in determining whether a Pac Rim Material Adverse Effect exists; provided, further, any change in the book value of the Company or any of its subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Pac Rim Material Adverse Effect exists; provided, further, any amounts that may be payable under the SMT Plan, the 1996 Plan, the Employment Agreement and all amendments thereto to date, and the Company's employee severance program that are not reflected in the Company's financial statements shall not be included in determining if a Pac Rim Material Adverse Effect exists.

    The Merger Agreement also includes certain representations and warranties by Superior and Merger Sub, including representations and warranties regarding: authority to enter into the Merger Agreement; the valid and legally binding obligations created by execution of the Merger Agreement; the absence of conflict with other agreements and documents; the operation of Merger Sub prior to the Effective Date; the availability of financing in order to effect the transaction contemplated pursuant to the Merger Agreement; the opinion of Donaldson, Lufkin, Jenrette Securities Corporation to the effect that the financing arrangements obtained in order to effect the transaction contemplated under the Merger Agreement are fair to Superior's stockholders from a financial point of view; the solvency of the Surviving Corporation following the Effective Time; Superior and Merger Sub's ownership of common stock; and information provided for the Company's Proxy Statement. Each of the foregoing representations and warranties are qualified to the extent of a "Parent Material Adverse Effect," which means an adverse effect on the business, results of operations, prospects or financial condition of Superior having an economic value of up to $1 million.

CONDUCT OF THE BUSINESS PENDING THE MERGER

    During the period from September 17, 1996, until the Effective Time, the Company has agreed as to itself and its subsidiaries that, except as expressly contemplated or permitted by the Merger Agreement or as consented to in writing by Superior, the Company and its subsidiaries will carry on their respective businesses in the usual regular and ordinary course in substantially the same manner as conducted prior to September 17, 1996, and will use all reasonable efforts to preserve intact their present business organizations and good will, keep available the services of their present officers and employees and preserve their relationships with those persons having business relationships with them. The Company has also agreed that it: (i) will confer on a regular basis with Superior to report operational matters of materiality and any proposals to engage in material transactions; (ii) will not amend its Certificate of Incorporation or Bylaws; (iii) will promptly notify Superior of any material change or event with respect to the Company or any of its subsidiaries; and (iv) will timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC.

    The Company also has agreed that it will not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing as of September 17, 1996, issue any shares of its capital stock, effect any stock split or other change in capitalization; (ii) grant, confer or award any option, warrant, conversion right or other right not existing as of September 17, 1996 to acquire any shares of its capital stock from Company;
(iii) except for normal increases in compensation for employees not earning more than $85,000 in annual base compensation and not to exceed 5% of such employee's current base salary, increase any compensation or enter into or amend any employment severance, termination or similar arrangement with any of its present or future officers or directors; or (iv) adopt any new employee benefit plan or amend any existing employee benefit plan.

    In addition, the Company will not: (i) declare or pay any dividends or make any other distribution with respect to its capital stock, other than paying, on the closing date of the Merger all interest accrued but unpaid under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding with respect to stock-based employee benefit plans of the Company, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or that of any of its subsidiaries; or (iii) split, combine or reclassify any of its capital stock.

    The Company has also agreed that it will not: (i) enter into any transaction outside the ordinary course of business consistent with past practices or any material contract or transaction outside the ordinary course of business consistent with past practice; (ii) change any of the accounting principles or practices; (iii) acquire any corporation, partnership or other business organization or division thereof or any equity interest therein; (iv) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (v) authorize any new capital expenditure or expenditures which, individually, is in the excess of $25,000 or, in the aggregate, are in excess of $750,000, without the prior consent of Superior (which consent shall not be unreasonably withheld); (vi) make any tax election or settle or compromise any income tax liability material to the Company and its subsidiaries taken as a whole; (vii) pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements of the Company and its subsidiaries incurred in the ordinary course of business consistent with past practice; (viii) settle or compromise any pending or threatened suit, action or claim relating to the Merger Agreement; or (ix) take any action that would make any of the representations and warranties of the Company contained in the Merger Agreement untrue and incorrect as of the date when made.

NO SOLICITATION; FIDUCIARY OUT

    The Company has agreed that neither it nor any of its subsidiaries nor any of its or their officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) will (except to the extent necessary to comply with fiduciary duties to stockholders) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to an Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company has also agreed that as of September 17, 1996, it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to that date with respect to the matters described in the preceding sentence and will inform any individuals or entities with whom an Acquisition Proposal is being discussed on or after September 17, 1996, of the obligations undertaken with respect to an Acquisition Proposal pursuant to the Merger Agreement.

    The Company also agreed that it will notify Superior immediately if any such inquiries or proposals are received by, any such information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its subsidiaries.

    Notwithstanding the foregoing, prior to approval of the Merger Agreement by the Stockholders, the Board will not be prohibited from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that (a) such Acquisition Proposal is on terms which the Board determines, with the assistance of its financial advisors, represents a financially superior transaction to the Company's Stockholders compared with the Merger, (b) such

Acquisition Proposal is not conditioned upon the acquiror obtaining financing,
(c) the Board determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for it to comply with its fiduciary duties to the Stockholders imposed by law, (d) two business days prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company provides written notice to Superior to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and furnishes Superior with the terms of and a copy of such Acquisition Proposal and (e) thereafter, the Company keeps Superior informed of the status (and terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act of 1934 with regard to an Acquisition Proposal provided, however, that except as otherwise provided in the Merger Agreement, the Company may not terminate the Merger Agreement or effect any other obligation of any party thereunder.

OTHER AGREEMENTS OF THE COMPANY, SUPERIOR AND MERGER SUB

    In the Merger Agreement, the Company, Superior and Merger Sub have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including cooperating fully with the other party, providing information and making all necessary filings under state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Merger Sub, the proper officers and directors of the Company, Superior and Merger Sub will take all such necessary action.

EMPLOYEE BENEFIT PLANS

    The Merger Agreement provides that from and after the Effective Time, subject to applicable law, and except as contemplated with respect to the Company Stock Plans, Superior will honor in accordance with their terms, all the Company's employee benefit plans; provided, however, the Merger Agreement does not preclude any change effected on a prospective basis following the Effective Time in any such plans in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Superior (the "Superior Benefit Plans"), Superior and the Surviving Corporation shall grant all the Company's employees from and after the Effective Time credit for all service with the Company and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company. To the extent the Superior Benefit Plans provide medical or dental welfare benefits after the Effective Time to the Company's employees, Superior or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any preexisting conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Superior Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

    The Merger Agreement also provides that Superior will employ at the Effective Time all employees of the Company who are employed on the Closing Date at-will, with all material terms of their employment at the Company, under Superior's then-current employment practices and policies. Such employment shall be at-will and Superior shall be under no obligation to continue to employ any such individuals.

STOCK OPTIONS

    At the Effective Time, each holder of a then outstanding option to purchase shares of Common Stock under the 1987 and 1988 Plans, will, in settlement thereof, receive from the Company for each share of Common Stock subject to such option an amount in cash equal to the excess of Merger Price Per Share over the per share exercise price of such option. Upon such holder's receipt of such amount, such option will be cancelled. Such surrender of an option to the Company will be deemed a release of any and all rights the holder thereof had or may have had in respect thereof.

INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides that for a period of three years from and after the Effective Time, Superior and the Surviving Corporation will indemnify, defend and hold harmless to the fullest extent permitted under the Indemnification Documents, each Indemnified Party, against all loss as to which they are indemnified under the Indemnification Documents, whether commenced or asserted or claimed before or after the Effective Time and including without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act of 1934 and state corporation laws in connection with the Merger.

    In addition, for a period of three (3) years after the Effective Time, Superior shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, through February 16, 1997, the policy limits of such coverage shall not be less than $20 million and from February 17, 1997 until three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Superior for its officers and directors.

CONDITIONS TO THE MERGER

    All Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions prior to the Closing Date: (i) approval and adoption of the Merger Agreement by the holders of at least 70%, in the aggregate, of both the issued and outstanding shares of Common Stock and Debentures, voting together, with such Debentures having a number of votes equal to the number of shares of Common Stock into which such Debentures may be converted; (ii) the issuance of Superior's common stock in order to finance the Merger shall have been approved by the required vote of Superior's shareholders; (iii) all authorizations, consents, orders or approvals of, or filings with, or expirations of waiting periods proposed by, any governmental entity having been filed, occurred or been obtained; and (iv) no order or injunction issued by any court of competent jurisdiction preventing the consummation of the Merger being in effect.

    Superior and Merger Sub. Pursuant to the Merger Agreement, the obligations of Superior and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company set forth in the Merger Agreement being true and correct in all material respects as of the closing date of the Merger and the Company having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to such closing date; (ii) Superior and Merger Sub having received, on and as of the closing date of the Merger, an opinion of Barger & Wolen LLP, counsel to the Company, in usual and customary form reasonably acceptable to Superior and Merger Sub; (iii) the parties to the Purchase Agreement shall have sold and transferred to Superior all such parties' right, title and interest in and to the Debentures and Warrants and the parties to the

Surrender Agreement shall have surrendered and transferred to the Company all of their right, title and interest in and to the Series 3 Warrants; and (iv) from September 17, 1996 through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of Pac Rim and its subsidiaries, taken as a whole, which changes taken together would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

    The Company. Pursuant to the Merger Agreement, the obligation of the Company to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of Superior and Merger Sub set forth in the Merger Agreement being true and correct in all material respects as of the closing date of the Merger and Superior having performed all obligations required to be performed by it under the Merger Agreement at or prior to the closing date of the Merger; (ii) the Company having received the opinion of Salomon to the effect that as of the date of this Proxy Statement, the consideration to be received in the Merger by the Stockholders is fair to such Stockholders from a financial point of view; and (iii) the Company having received, on and as of the closing date of the Merger, an opinion of Riordan & McKinzie, counsel to Superior and Merger Sub, in usual and customary form reasonably acceptable to the Company.

TERMINATION

    All Parties. The Merger Agreement may be terminated at any time prior to the Effective Time by action of the Board of either the Company or Superior if (a) the Merger has not been consummated on or before March 1, 1997; (b) the required approval of the Company and Superior's respective stockholders required pursuant to the Merger Agreement shall not have been obtained at meetings duly convened therefore or at any adjournments thereof; or (c) a United States or state court of competent jurisdiction or United States federal or state governmental regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

    The Company. Pursuant to the Merger Agreement the Company may terminate the Merger Agreement and the Merger may be abandoned at any time prior to the Effective Time, before the approval by the Stockholders of the Company, by action of the Board if (i) the Board determines, in exercising its good faith judgment as to the fiduciary duties to its Stockholders imposed by law, such termination is required by reason of an Acquisition Proposal; or (ii) there have been breaches by Superior or Merger Sub of representations or warranties contained in the Merger Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect or (iii) there has been material breach of any of the covenants or agreements in the Merger Agreement on the part of Superior or Merger Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Superior.

    Superior. Pursuant to the Merger Agreement, Superior may terminate the Merger Agreement and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Superior if (i) there have been breaches by the Company of the representations or warranties contained in this Agreement which, in the aggregate would have or would be reasonably likely to have a Pac Rim Material Adverse Effect; (ii) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Superior to the Company; or (iii) the holders of more than one million shares of the Company's Common Stock have demanded appraisal rights in accordance with the DGCL.

LIQUIDATED DAMAGES AND BREAKUP FEE

    Payment of Liquidated Damages. The Merger Agreement provides that if the Company or Superior fail to satisfy certain conditions set forth in the Merger Agreement or after satisfying such conditions and requirements of the Agreement either party refuses to consummate the transactions contemplated under the Merger Agreement liquidated damages are payable. In the event of such a breach by Superior, Superior must pay to the Company $5 million and in the event of such breach by the Company, the Company must pay to Superior the sum of $2.5 million.

    Breakup Fee. If (a) the Board terminates the Merger Agreement by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, the Board terminates the Merger Agreement due to the failure to obtain the required vote in favor of the Merger Agreement from the Stockholders and Debenture Holders at a meeting duly called therefore, and in either event, the definitive transaction documents with respect to such Acquisition Proposal are executed by the Company within six months following any such termination, the Company shall pay Superior a breakup fee of $5 million. Such breakup fee is not separately payable in the event that liquidated damages are due and paid under the Merger Agreement.

EXPENSES

    The Merger Agreement provides that whether or not the Merger is consummated all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

AMENDMENT; WAIVER

    The Merger Agreement provides that it may be amended by written instrument signed on behalf of each of the Company, Superior and Merger Sub pursuant to action taken or authorized by their respective boards of directors at any time before or after Stockholder approval of the Merger Agreement, but after any such approval, no amendment will be made which by law requires further approval by the Stockholders without obtaining such further approval in accordance with the Merger Agreement. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the conditions or agreements contained in the Merger Agreement.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of November 19, 1996 (unless otherwise indicated), information concerning beneficial ownership of the Common Stock by any person known to the Company to be the beneficial owner of more than 5% of such stock, by each director, by the Chief Executive Officer of the Company, by each of the four other most highly compensated executive officers of the Company, individually, and by directors and executive officers of the Company as a group. Individuals have sole voting and investment power over such stock unless otherwise indicated in the footnotes.

                                Number of Shares         Percent of
Name                         Beneficially Owned (1)       Class (2)
----                       ---------------------------   -----------

Stanley Braun                 595,071              (3)         6.02%

Timothy R. Busch              258,750         (8) (13)         2.66

Dennis W. Harwood             116,750              (9)         1.21

Richard H. Pickup          11,714,005   (10) (11) (14)        62.40

Carl A. Strunk                211,500              (8)         2.17

Paul W. Craig                  51,000              (4)            *

Sandra L. Richards             45,400              (5)            *

Ronald J. Tonani               50,000              (6)            *

All officers and
 directors as a group
 (8 persons)               13,042,476    (7) (12) (10)        65.96

          (1) Number of shares of Common Stock beneficially owned includes shares subject to Company Options held by the individual or group, as applicable, which are exercisable within 60 days of November 19, 1996.

          (2) Percent of class for each person and all executive officers and directors as a group is based on shares of Common Stock outstanding on November 19, 1996, plus shares subject to Company Options held by the individual or the group, as applicable, which are exercisable within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

          (3) Includes 350,000 shares of Common Stock covered by Company Options that are currently exercisable. Does not include 250,000 shares of Common Stock covered by Company Options that are not currently, and will not within the next 60 days be, exercisable.

          (4) Includes Company Options to purchase 50,000 shares of Common Stock granted under the 1988 Plan.

          (5) Includes Company Options to purchase 35,000 shares of Common Stock granted under the 1988 Plan and 10,000 shares of Common Stock granted under the 1987 Plan.

          (6) Includes Company Options to purchase 10,000 shares of Common Stock granted under the 1988 Plan and 30,000 shares of Common Stock granted under the 1987 Plan.

          (7)  Includes Company Options to purchase 360,000 shares of Common
Stock.

          (8) Includes Series 3 Warrants to purchase 205,500 shares of Common Stock at $3.50 per share.

          (9) Includes Series 3 Warrants to purchase 103,500 shares of Common Stock at $3.50 per share.

          (10) Includes 6,545,455 shares of Common Stock issuable upon conversion of Debentures.

          (11) Includes Series 1 Warrants to purchase 1,350,000 shares of Common Stock at $2.50 per share and Series 2 Warrants to purchase 1,350,000 shares of Common Stock at $3.00 per share, provided by the Debenture/Warrant Agreement.

          (12) Includes Series 1, 2 and 3 Warrants to purchase 3,420,000 shares of Common Stock.

          (13)  All shares attributable to Mr. Busch are held in the Lenawee
Trust.

          (14) 1,421,550 shares of Common Stock attributable to Mr. Pickup are owned by Dito-Devcar Corporation, which is controlled 100% by Mr. Pickup; 896,000 shares of Common Stock attributable to Mr. Pickup are owned by Dito Caree L.P. Holding which is controlled 100% by Mr. Pickup; 92,000 shares of Common Stock attributable to Mr. Pickup are owned by The Pickup Family Trust; 29,000 shares attributable to Mr. Pickup are owned by the TMP Charitable Unitrust; and 30,000 shares attributable to Mr. Pickup are owned by the DRP Charitable Unitrust.

                     MARKET PRICE AND DIVIDEND INFORMATION

          The Common Stock is listed on NASDAQ under the symbol PRIM. The following table sets forth, for the fiscal quarters indicated, the high and low sales price per share of the Common Stock on NASDAQ and the quarterly cash dividends paid by the Company on such shares.

                                                                   CASH
                                               HIGH      LOW     DIVIDEND
                                              ------    -----    --------
1992

First Quarter..............................   $8 3/4    4 3/4      None
Second Quarter.............................   $5 1/4    3 5/8      None
Third Quarter..............................   $3 7/8        3      None
Fourth Quarter.............................   $3 1/2        3      None

1993
First Quarter..............................   $5 3/4    3 1/2      None
Second Quarter.............................   $5 1/4    3 1/2      None
Third Quarter..............................   $4 1/2    3 1/4      None
Fourth Quarter.............................   $    4    2 1/2      None

1994
First Quarter..............................   $2 3/4    1 7/8      None
Second Quarter.............................   $    3        2      None
Third Quarter..............................   $    3    2 1/8      None
Fourth Quarter.............................   $3 1/8    2 1/4      None

1995
First Quarter..............................   $3 1/4    2 1/4      None
Second Quarter.............................   $2 7/8    2 3/8      None
Third Quarter..............................   $3 3/8    2 5/8      None
Fourth Quarter.............................   $3 5/16   2 1/8      None

1996
First Quarter..............................   $2   5/8  2  3/16     None
Second Quarter.............................   $2  7/16        2     None
Third Quarter..............................   $      3  1   3/4     None
Fourth Quarter through November 19, 1996...   $2 15/16  2 13/16     None

     On September 16, 1996, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of the Common Stock on NASDAQ was $2 5/8. On November 19, 1996, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of the Common Stock on NASDAQ was $2 29/32. Stockholders are urged to obtain a current price quotation for the Common Stock.

     The Company's ability to pay dividends depends in part upon the ability of the Company's insurance company subsidiaries to pay dividends to the Company. Dividend payments by an insurance company are subject to statutory limitations and in certain cases to the approval of insurance regulatory authorities. Generally, annual dividends in excess of maximum amounts prescribed by the state statutes may not be paid without the approval of the insurance commissioner of the insurance company's state of domicile.

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK

     The Company has not effected any repurchases of Common Stock during the 60 days preceding the initial filing of this Proxy Statement with the SEC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below is certain historical consolidated financial information of the Company. The selected financial information for, and as of the end of, each of the years in the five year period ended December 31, 1995 is derived from, and should be read in conjunction with, the historical consolidated financial statements of the Company and its subsidiaries, which consolidated financial statements have been audited by Arthur Andersen L.L.P., independent auditors, for the years ended December 31, 1994 and 1995; and by Ernst & Young L.L.P., independent auditors for the years ended December 31, 1991, 1992 and 1993. The selected financial information for, and as of the end of, the nine month periods ended September 30, 1996 and 1995 is derived from, and should be read in conjunction with, the Company's unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and 1995. More comprehensive financial information is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 and 1995 and the financial information that follows is qualified by reference to such reports and the financial statements and related notes incorporated by reference herein.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                                        Nine Months Ended
                                                           Year Ended December 31                          September 30
                                          ---------------------------------------------------------   ---------------------
                                            1991        1992        1993        1994        1995        1995        1996
                                          --------    ---------   ---------   ---------   ---------   ---------   ---------
In Thousands, Except Per Share Data
                                                      Restated    Restated
                                                      ---------   ---------
Revenues:

   Net premiums earned                    $100,952    $117,829    $ 99,917    $ 92,894    $ 76,016     $ 58,148    $ 63,415
   Net investment income                     4,976       6,416       5,989       6,514       8,089        6,181       5,351
   Realized investment gains (losses)                      (14)      3,905                     453          192         246
                                          --------    --------    --------    --------    --------     --------    --------
   Total revenue                           105,928     124,231     109,811      99,408      84,558       64,521      69,012

Costs and Expenses:
   Losses and loss adjustment
    expenses                                75,311     100,595      87,689      63,788      50,957       37,437      51,886
   Amortization of policy
    acquisition costs - net                 13,970      12,864      11,646      19,565      18,647       15,534      11,146
   Administrative, general; and other        8,994      12,647      13,257      11,927      11,662        8,201       9,405
   Policyholder dividends                    3,847       1,722       1,258       1,301         132          428        (127)
   Interest expense                                                                857       2,306        1,727       1,752
                                          --------    --------    --------    --------    --------     --------    --------
Total costs and expenses                   102,122     127,828     113,850      97,438      83,704       63,327      74,062

Income (loss) before income taxes
 and cumulative effect of a change
 in accounting principle                     3,806      (3,597)     (4,039)      1,970         854        1,194      (5,050)
Income tax expense (benefit)                   595      (3,027)     (2,658)        812         279          382         606
                                          --------    --------    --------    --------    --------     --------    --------

Income (loss) before cumulative
 effect of a change in
 accounting principle                        3,211        (570)     (1,381)      1,158         575          812      (5,656)
Cumulative effect of a change in
 accounting for income taxes                               278
                                          --------    --------    --------    --------    --------     --------    --------
Net income (loss)                         $  3,211    $   (292)   $ (1,381)   $  1,158    $    575     $    812    $ (5,656)
                                          ========    ========    ========    ========    ========     ========    ========

Per Share Data:
Income (loss) before cumulative
 effect of a change in
 accounting principle                     $   0.35    $  (0.06)   $  (0.14)   $   0.12    $   0.06     $   0.09    $  (0.59)
Cumulative effect of a change in
 accounting for income taxes                              0.03
                                          --------    --------    --------    --------    --------     --------    --------
Net income (loss)                         $   0.35    $  (0.03)   $  (0.14)   $   0.12    $   0.06     $   0.09    $  (0.59)
                                          ========    ========    ========    ========    ========     ========    ========

Weighted average number of shares
 outstanding                                 9,059       9,624       9,528       9,528       9,528        9,528       9,528
GAAP Combined Ratio Data:
   Loss ratio                                 74.6%       85.4%       87.8%       68.7%       67.0%        64.4%       81.8 %
   Underwriting expense ratio                 22.8%       21.6%       24.9%       33.9%       39.9%        40.8%       32.4 %
   Policyholder dividend ratio                 3.8%        1.5%        1.2%        1.4%        0.2%         0.7%       (0.2)%
                                          --------    --------    --------    --------    --------     --------    --------
   Combined ratio                            101.2%      108.5%      113.9%      104.0%      107.1%       105.9%      114.0 %
                                          ========    ========    ========    ========    ========     ========    ========

Balance Sheet Data-at end of period:
   Cash and total investments             $104,080    $121,441    $117,173    $143,075    $129,804     $131,816    $113,273
   Premiums receivable                      19,244      20,037      15,197      11,855      11,616       12,574      15,223
   Earned but unbilled premiums              8,274       7,923       6,974       5,046       4,880        4,907       5,981
   Total assets                            144,711     198,501     189,241     186,570     169,051      173,818     162,463

Reserve for losses and loss
 adjustment expenses                        86,702     135,460     135,965     116,629      96,525      101,671      92,517
Unearned premiums                            9,451       7,233       8,262       9,917       5,715        6,711       7,088
Reserve for policyholder dividends           3,506       3,069       2,529         990         381          849         247
Total liabilities                          104,058     158,120     150,241     149,393     124,896      130,638     125,792
Total stockholders' equity                  40,653      40,381      39,000      37,177      44,155       43,180      36,671
Book value per share                      $   4.49    $   4.20    $   4.09    $   3.14*   $   3.51*    $   3.46*   $   3.18*

/*/Fully diluted calculation reflecting impact of convertible debentures and warrants.

                  CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF
                          THE COMPANY AFTER THE MERGER

     If the proposed Merger is consummated, the Stockholders will no longer have an equity interest in the Company and, therefore, will not share in its future earnings and growth. Instead, each Stockholder will have the right to receive the Merger Price Per Share in cash.

     As a result of the Merger, the Company will become a direct wholly-owned subsidiary of Superior. The Common Stock will be delisted from NASDAQ, the registration of Common Stock under the Exchange Act will terminate and the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act. Accordingly, less information will be required to be made publicly available than presently is the case. Certain information about the Company will continue to be available through the public reports of Superior.

     Immediately after the Merger, all of the then outstanding Common Stock will be beneficially owned by Superior and Superior will have a 100% interest in the assets and liabilities of the Company. The officers and directors of Merger Sub immediately prior to the Effective Time (who will be designees of Superior) will be the directors of the Company from and after the Effective Time (until their successors are duly elected or appointed and qualified).

     Except as otherwise described in this Proxy Statement, Superior expects that the Company will be operated after the Merger in a manner substantially the same as its current operations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen L.L.P. serves as the Company's independent certified public accountants. A representative of Arthur Andersen L.L.P. will be at the Special Meeting to answer questions by Stockholders and will have the opportunity to make a statement, if so desired.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the Company's 1997 annual meeting (which will only be held if the Merger has not been consummated prior thereto), pursuant to Rule 14a-8(a)(3)(i) promulgated by the SEC, must be received by the Company at its principal office, 6200 Canoga Avenue, Woodland Hills, California 91367-2402, attention Myrtle L. Solomon, Corporate Secretary, on or before March 28, 1997.

                                    By Order of the Board of Directors

                                    /s/ Stanley Braun

                                    STANLEY BRAUN
                                    President and Chief Executive Officer

Woodland Hills, California
November 20,1996

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of September 17, 1996, by and among SUPERIOR NATIONAL INSURANCE GROUP, INC., a California corporation ("Parent"), SNTL ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and PAC RIM HOLDING CORPORATION, a Delaware corporation ("Pac Rim"), with reference to the following recitals:

                                R E C I T A L S

     A. The Boards of Directors of Parent and Pac Rim each have determined that a business combination between Parent and Pac Rim is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the condition set forth herein.

     B. Parent, Merger Sub and Pac Rim desire to make certain representations, warranties, covenants and agreements in connection with the merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Pac Rim in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Pac Rim shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
Section 259 of the Delaware General Corporation Law (the "DGCL").

     1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger ("the "Closing") shall take place at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and Pac Rim may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub (a copy of which is attached hereto as Exhibit A) in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law.

     2.2 BYLAWS. The Bylaws of Merger Sub (a copy of which is attached hereto as Exhibit B) in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.


                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     3.1 DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     3.2 OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE 4

                     CONVERSION OF PAC RIM COMMON STOCK AND
                        OPTIONS; DEBENTURES AND WARRANTS

     4.1 CONVERSION OF PAC RIM COMMON STOCK. (a) At the Effective Time, each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.01 par value, of the Surviving Corporation.

     (b) At the Effective Time, each share of the common stock, $0.01 par value, of Pac Rim (the "Pac Rim Common Stock") issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined below), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of "Merger Price Per Share" (as defined in Section 4.5(c) hereof), without interest except for that certain interest payable under Section 9.2 hereof, which interest shall be distributed pro rata on a per share basis.

     (c) As a result of the Merger and without any action on the part of the holders thereof, all shares of Pac Rim Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Pac Rim Common Stock shall thereafter cease to have any rights with respect to such shares of Pac Rim Common Stock, except the right to receive the Merger Price Per Share upon the surrender of such Certificate.

     (d) Each share of Pac Rim Common Stock issued and held in Pac Rim's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     4.2 CONVERTIBLE DEBENTURES. At the Effective Time and in accordance with the terms of the certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement of even date herewith, a copy of which is attached hereto as Exhibit C (the "Purchase Agreement"), the holders of the Convertible Debentures (as defined in Section 5.3 hereof) shall be entitled to receive consideration in an amount equal to the number of shares of Pac Rim Common Stock issuable upon conversion of the Convertible Debentures pursuant to the "Debenture/Purchase Agreement" (as defined in Section 5.3 hereof) multiplied by the Merger Price Per Share. All amounts payable under this Section 4.2 shall hereinafter be referred to as the "Debenture Consideration."

     4.3 OPTIONS. At the Effective Time, each holder of a then outstanding "In The Money Option" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock under the Pac Rim Holding Corporation 1987 Stock Option Plan (the "1987 Plan") and the Pac Rim Holding Corporation 1988 Stock Option Plan (the "1988 Plan") (the 1987 Plan and 1988 Plan, collectively, the "Pac Rim Stock Option Plans") shall, in settlement thereof, receive from Pac Rim for each share of Pac Rim Common Stock subject to such option an amount (subject to applicable withholding tax) in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such option as of the Effective Time, multiplied by the total number of shares of Pac Rim Common Stock issuable upon the exercise of such option (such amount being hereinafter referred to as the "Option Consideration"). At the Effective Time, each In The Money Option shall be cancelled and converted into the right to receive Option Consideration. The surrender of an In The Money Option shall be deemed a release of any and all rights the holder had or may have had in respect of such option. Each "Out Of The Money Option" (as defined in Section 4.5(g) hereof) shall be cancelled without consideration.

     4.4 WARRANTS. At the Effective Time, each holder of a then outstanding "In The Money Warrant" (as defined in Section 4.5(a) hereof) to purchase shares of Pac Rim Common Stock pursuant to the terms of the Debenture/Warrant Agreement shall, in settlement thereof and pursuant to the terms of the Purchase Agreement, receive from Pac Rim for each share of Pac Rim Common Stock subject to such warrant an amount in cash equal to the excess of the Merger Price Per Share over the per share exercise or strike price of such warrant as of the Effective Time (after adjustment of the exercise or strike price, if applicable, under the Debenture/Warrant Agreement), multiplied by the total number of shares issuable upon the exercise of such warrant (such amount being hereinafter referred to as the "Warrant Consideration"). At the Effective Time, each In The Money Warrant shall be cancelled and converted into the right to receive Warrant Consideration. The surrender of a warrant shall be deemed a release of any and all rights the holder had or may have had in respect of such warrant. Each Out Of The Money Warrant (as defined in Section 4.5(h) hereof) shall be cancelled without consideration. All amounts payable under this Section 4.4 shall hereinafter be referred to as the Warrant Consideration.

     4.5 DEFINITIONS. The following terms shall, when used in this Agreement, have the following meanings:

     (a) "In The Money Option" means an option issued under the Pac Rim Stock Option Plans whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

     (b) "In The Money Warrant" means a warrant issued pursuant to the Debenture-Purchase Agreement whose exercise price per share as of the Effective Time is less than the Merger Price Per Share.

     (c) "Preliminary Merger Price Per Share" is $54,021,032 (the "Purchase Price") plus the aggregate exercise price for the In The Money Options and In The Money Warrants divided by the "Deemed Number of Shares" (as defined in
Section 4.5(e) hereof).

     (d) "Merger Price Per Share" shall be the Preliminary Merger Price Per Share rounded to the nearest $0.0025. In no event will the Merger Price Per Share cause the amounts calculated pursuant to Sections 4.1, 4.2, 4.3 and 4.4 hereof to exceed $54,021,032 in the aggregate, subject to the effect of rounding discussed in the preceding sentence.

     (e) "Deemed Number of Shares" is the actual number of outstanding shares of Pac Rim Common Stock as of the Effective Time plus the number of shares of Pac Rim Common Stock into which the Convertible Debentures may be converted plus the total number of shares of Pac Rim Common Stock that would be issued upon exercising all of the In The Money Options and In The Money Warrants outstanding as of the Effective Time.

     (f) "Out Of The Money Options" means all options issued under the Pac Rim Stock Option Plans that are not In The Money Options.

     (g) "Out Of The Money Warrants" means all warrants issued under the Debenture/Purchase Agreement that are not In The Money Warrants.

     4.6  EXCHANGE OF CERTIFICATES REPRESENTING PAC RIM COMMON STOCK.

     (a) On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be Parent's paying and transfer agent (the "Exchange Agent"), for the benefit of the holders of shares of Pac Rim Common Stock and to settle the In The Money Options, for payment in accordance with this Article 4, $54,021,032 less that Debenture Consideration, the Warrant Consideration, and any amounts attributable to the Dissenting Shares (as hereinafter defined), such amount being hereinafter referred to as the ("Exchange Fund"), to be paid pursuant to this Section 4.6 in exchange for outstanding shares of Pac Rim Common Stock and pursuant to Section
4.3 upon settlement of the In The Money Options.

     (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery of such Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Price Per Share hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in cash, the product of (x) the Merger Price Per Share and (y) the number of shares of Pac Rim Common Stock represented by such Certificates so surrendered by such holder, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Pac Rim Common Stock which is not registered in the transfer records of Pac Rim, the Exchange Agent may condition payment hereunder upon the surrender of the Certificate representing such Pac Rim Common Stock to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of Pac Rim of the shares of Pac Rim Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for payment in accordance with the procedures set forth in this Article 4.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Pac Rim nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Pac Rim who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Purchase Price in respect of each share of Pac Rim Common Stock that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     (e) None of Parent, Pac Rim, the Exchange Agent or any other person shall be liable to any former holder of shares of Pac Rim Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Price Per Share as provided in Section 4.6(a), deliverable in respect thereof pursuant to this Agreement.

     4.7  DISSENTING SHARES.

     (a) Notwithstanding anything in this Agreement to the contrary, shares of Pac Rim Common Stock which are held by any recordholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL ("the Dissenting Shares") shall not be converted into the right to receive the Merger Price Per Share hereunder but shall become the right to receive such consideration as may be determined due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect, or shall have withdrawn or lost, his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Price Per Share in accordance with this Article 4, without interest. Notwithstanding anything contained in this Section 4.7, if (i) the Merger is rescinded or abandoned or (ii) if the stockholders of Pac Rim revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall be the only obligor with respect to and shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

     (b) Pac Rim shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by Pac Rim and any other related instruments served pursuant to the DGCL and received by Pac Rim, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pac Rim shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands.


                                   ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF PAC RIM

     Except as set forth in the disclosure letter delivered by or on behalf of Pac Rim to Parent at or prior to the execution hereof in form and substance satisfactory to Parent (the "Pac Rim Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Pac Rim represents and warrants to Parent as of the date of this Agreement as follows:

     5.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Pac Rim is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Pac Rim is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Pac Rim has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of Pac Rim's "Subsidiaries" (as defined in Section 11.15 hereof) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification. The Pac Rim Disclosure Letter sets forth the states in which Pac Rim and its Subsidiaries are incorporated and licensed or qualified to do business. Neither Pac Rim nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal. Neither Pac Rim nor any of its Subsidiaries is in violation of any law, ordinance, governmental rule or regulation to which Pac Rim or any Pac Rim Subsidiary or any of their respective properties or assets is subject. Pac Rim and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted.
The copies of Pac Rim's Certificate of Incorporation and Bylaws previously delivered to Parent are true and correct.

     5.2  AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS.

     (a) Pac Rim has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of at least seventy percent (70%) in the aggregate of (i) the issued and outstanding shares of Pac Rim Common Stock and
(ii) the number of shares of Pac Rim Common Stock into which the outstanding Convertible Debentures (as hereinafter defined) may be converted, voting together, the consummation by Pac Rim of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Pac Rim, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) The provisions of Section 203 of the DGCL do not apply to the transactions contemplated by this Agreement.

     5.3 CAPITALIZATION. The authorized capital stock of Pac Rim consists of 35,000,000 shares of Pac Rim Common Stock, and 500,000 shares of preferred stock (the "Pac Rim Preferred Stock"). As of August 31, 1996, there were 9,528,200 shares of Pac Rim Common Stock issued and outstanding and no shares of Pac Rim Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of Pac Rim have been issued, except pursuant to the Pac Rim Stock Option Plans. All options outstanding under the Pac Rim Stock Option Plans and the exercise price and vesting status thereof (assuming a Closing occurs) is set forth in Exhibit D. In addition, pursuant to the terms of that certain Agreement to Purchase Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants dated as of April 15, 1994, as amended (the "Debenture/Warrant Agreement"), Pac Rim has issued and outstanding (i) TWENTY MILLION AND /NO//100 DOLLARS ($20,000,000.00) aggregate amount of its eight percent (8%) Series A Convertible Debentures (the "Convertible Debentures");
(ii) 1,500,000 detachable warrants each exercisable at the price of $2.50 for one share of Pac Rim Common Stock (the "Series 1 Warrants"); (iii) 1,500,000 detachable warrants each exercisable at the price of $3.00 for one share of Pac Rim Common Stock (the "Series 2 Warrants"); and (iv) 800,000 detachable warrants each exercisable at the price of $3.50 for one share of Pac Rim Common Stock (the "Series 3 Warrants"). The Series 1 Warrants, Series 2 Warrants and Series 3 Warrants shall be referred to, collectively, as the "Warrants." The Series 3 Detachable Warrant Surrender Agreement attached hereto as Exhibit E and the Purchase Agreement will transfer, if consummated, title to all the outstanding Warrants and Convertible Debentures.

     Except as set forth above, Pac Rim has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pac Rim on any matter. All such issued and outstanding shares of Pac Rim Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement, the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Pac Rim or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Pac Rim or any of its Subsidiaries. As of June 30, 1996, 12,487,730 shares of Common Stock were reserved for issuance and are issuable upon or otherwise deliverable in connection with options outstanding under the Pac Rim Stock Option Plans, the Convertible Debentures and the Warrants; since that date, no options have been granted under the Pac Rim Stock Option Plans, no new option plans have been authorized or adopted and no new warrants or convertible debenture with respect to the Common Stock have been issued. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of Pac Rim or the Surviving Corporation pursuant to any Pac Rim Benefit Plans (as defined in Section 5.11). There are no outstanding obligations of Pac Rim or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of Pac Rim Common Stock, any capital voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pac Rim. No shares of Pac Rim Common Stock are held in the Pac Rim Benefit Plans.

     5.4 SUBSIDIARIES. Pac Rim owns directly or indirectly each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries. Each of the outstanding shares of capital stock of each of Pac Rim's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Pac Rim free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each Subsidiary of Pac Rim is set forth in the Pac Rim Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

     5.5 OTHER INTERESTS. Except for interests in the Pac Rim Subsidiaries and The Pacific Rim Assurance Company's (the "Assurance Company") interest in its wholly-owned subsidiary, Regional Benefits Insurance Services, Inc., a California corporation, neither Pac Rim nor any Pac Rim Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6 NO VIOLATION. Neither the execution and delivery by Pac Rim of this Agreement nor the consummation by Pac Rim of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the respective certificates of incorporation or bylaws (or similar governing documents) of Pac Rim or its Subsidiaries; (ii) except as disclosed in the Pac Rim Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or accelerate vesting under, any of its existing Pac Rim Stock Option Plans, or any grant or award made under any of the foregoing other than accelerated vesting of outstanding options under stock option agreements in existence on the date hereof with certain employees of Pac Rim or any of its Subsidiaries by reason of, in whole or in part, the consummation of the Merger; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Pac Rim or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Pac Rim or any of its Subsidiaries is a party, or by which Pac Rim or any of its Subsidiaries or any of their properties is bound or affected; (iv) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Pac Rim or any of its Subsidiaries or any of their respective properties or assets; or (v) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), state insurance law (including California Insurance Code Sections 1215 et seq.), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     5.7 SEC DOCUMENTS. Pac Rim has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1993, including, without limitation, (i) its Annual Report on Form 10-K for the years ended December 31, 1993, 1994 and 1995, (ii) its Quarterly Report on Form 10-Q for the periods ended March 31 and June 30, 1996, and (iii) its Proxy Statements for the Annual Meeting of Stockholders held in 1994, 1995 and on July 10, 1996, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission

(the "SEC") (collectively, the "Pac Rim Reports"), which constitute all such Reports that were required to be filed during such period. As of their respective dates, the Pac Rim Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein)
(i) were prepared in all respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including the related notes and schedules) fairly presents the consolidated financial position of Pac Rim and the Pac Rim Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Pac Rim included in or incorporated by reference into the Pac Rim Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Pac Rim and the Pac Rim Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as reflected or reserved against or disclosed in the financial statements of Pac Rim (and the notes thereto) included in the Pac Rim Reports and incurred subsequent to June 30, 1996 in the ordinary course of business consistent with past practice, neither Pac Rim nor any of its Subsidiaries has any liabilities, of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet (or the notes thereto) under generally accepted accounting principles. Except as described in the Pac Rim Disclosure Letter, since June 30, 1996, neither Pac Rim nor any Subsidiary of Pac Rim has incurred any liabilities other than liabilities which have been incurred in the ordinary course of business consistent with past practice.

     5.8 LITIGATION. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof and as otherwise set forth in this Section 5.8, neither Pac Rim nor its Subsidiaries have been notified that any governmental investigations are being conducted with respect to their respective properties, assets, permits or licenses, and there are no actions, suits or proceedings pending against Pac Rim or the Pac Rim Subsidiaries or, to the knowledge of Pac Rim, threatened against Pac Rim or the Pac Rim Subsidiaries or any of their respective properties or assets, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that would prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Pac Rim Reports filed with the SEC prior to the date hereof, neither Pac Rim nor any of its Subsidiaries are subject to any outstanding order, writ, injunction or decree which, would prevent or delay the consummation of the transactions contemplated hereby. The California Department of Insurance (the "California Department") is currently conducting a triennial examination of the Assurance Company and the Assurance Company was named as a defendant in the following actions: (1) NPI Medical Group, et al. v. State Compensation Insurance Fund, et al., Case No. BC 116099, Superior Court of the State of California, Los Angeles County; and (2) FWHC Medical Group, et al.
v. State Compensation Insurance Fund, et al, Case No. BC 089361, Superior Court of the State of California, Los Angeles County.

     5.9 ABSENCE OF CERTAIN CHANGES. Since June 30, 1996, each of Pac Rim and its Subsidiaries has conducted its business only in the ordinary course of such business and there has not been (i) any event or changes with respect to Pac Rim and its Subsidiaries, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or other acquisition by Pac Rim or its

Subsidiaries of any outstanding shares of capital stock or other securities in, or other ownership interests in, Pac Rim or any of its Subsidiaries, (iii) any change in its accounting principles, practices or methods or (iv) any event or changes or action taken which would constitute a breach of Section 7.2 of this Agreement if it had occurred or been taken after the date hereof; provided, however, this Section 5.9(iv) shall not apply to subsections (c) or (e) of
Section 7.2.

     5.10  TAXES.

     (A)  FILING OF TAX RETURNS.  Pac Rim (including, for purposes of this
Section 5.10, each of its Subsidiaries from time to time) has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns and other tax-related information) in respect of Taxes (as such term is defined in Section 5.10(e)) required to be filed through the date hereof. Such returns and information filed are, to the knowledge of Pac Rim, complete, correct and accurate in all respects. Pac Rim has delivered to Parent complete and accurate copies of all of Pac Rim's federal, state and local Tax returns filed for its taxable years ended 1991 through 1994. Pac Rim has not filed any federal, state or local tax returns for its taxable years ended December 31, 1995 and 1996, or has delivered to Parent complete and accurate copies of all such returns that have been filed for such taxable years.

     (B) PAYMENT OF TAXES. All Taxes for which Pac Rim is shown as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with generally accepted accounting principles applied on a consistent basis and in accordance with Pac Rim's past custom and practice) has been established therefor, and Pac Rim has no liability (whether or not due and payable) for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Pac Rim has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority. Pac Rim had, as of December 31, 1995, a net operating loss carryover of $2,676,000 for federal income tax purposes (the "NOL").

     (C)  AUDIT HISTORY.  Except as set forth in the Pac Rim Disclosure Letter:

          (i) No deficiencies for Taxes or adjustments to the NOL of Pac Rim have been claimed, proposed or assessed by any taxing or other governmental authority.

          (ii) There are no pending or, to the best of Pac Rim's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Pac Rim, and there are no matters under discussion with any taxing or other governmental authority with respect to Taxes of Pac Rim.

          (iii) All audits of federal, state and local returns for Taxes by the relevant taxing or other governmental authority have been completed for all periods.

          (iv) Pac Rim has not been notified in writing that any taxing or other governmental authority intends to audit a return for any other period.

          (v) No extension of a statute of limitations relating to Taxes is in effect with respect to Pac Rim.

     (D)  TAX ELECTIONS.  Except as set froth in Pac Rim Disclosure Letter:

          (i) There are no material elections with respect to Taxes affecting Pac Rim.

          (ii) Pac Rim has not made an election and is not required to treat any asset of Pac Rim as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any comparable state or local income Tax or other Tax provision.

          (iii) Pac Rim is not a party to or bound by any binding tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity.

          (iv) Pac Rim has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law apply to any disposition of any asset owned by it.

     (E) ADDITIONAL TAX REPRESENTATIONS. Except as set forth in the Pac Rim Disclosure Letter:

          (i) There are no liens for Taxes (other than for Taxes not yet delinquent upon the assets of Pac Rim).

          (ii) Pac Rim has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, nor has Pac Rim or any present or former Subsidiary of Pac Rim, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law.

          (iii) Pac Rim has not made, requested or agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

          (iv) Pac Rim is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or would require payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

          (v) Pac Rim is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal, state, local or foreign Tax purposes.

          (vi) Pac Rim has prepared and made available to Parent all of Pac Rim's books and working papers that clearly demonstrate the income and activities of Pac Rim for the last full reporting period ending prior to the date hereof.

          (vii) Pac Rim has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

     (F) DEFINITION OF TAXES. For purposes of this Agreement, the term "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which Pac Rim may be liable.

     5.11  CERTAIN EMPLOYEE PLANS.

     (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding (whether or not legally binding), in each case maintained or contributed to for the benefit of employees of Pac Rim or any of its Subsidiaries (all the foregoing being herein called the "Pac Rim Benefit Plans"), individually and in the aggregate, no event has occurred, and to the knowledge of Pac Rim or any of its Subsidiaries, there exists no condition or set of circumstances, in connection with which Pac Rim or any of its Subsidiaries could be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA or any other applicable law.

     (b) With respect to the Pac Rim Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, established in accordance with generally accepted accounting principles, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Pac Rim or any of its Subsidiaries. Pac Rim has not been nor is it currently obligated under any multi-employer plans as defined in ERISA.

     (c) Except as required by applicable law, neither Pac Rim nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

     (d)  Except for changes due to increases in the length of employment,
Schedule 5.11(d) of the Pac Rim Disclosure Letter lists the employees of Pac Rim and its Subsidiaries who are eligible for severance benefits and the amounts that would be due such employees if they were terminated as of July 24, 1996.

     5.12  LABOR MATTERS.

     (a) Neither Pac Rim nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Pac Rim, threatened against Pac Rim or its Subsidiaries relating to their business. To the knowledge of Pac Rim, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Pac Rim or any of its Subsidiaries.

     (b) Pac Rim has delivered to Parent copies of all employment agreements, consulting agreements, severance agreements, bonus and incentive plans, profit-sharing plans and other agreements, plans or arrangements with respect to compensation of the employees or arrangements with respect to compensation of the employees of Pac Rim and its Subsidiaries (the "Compensation Arrangements") and, to the extent required by applicable regulation, all Compensation Arrangements are described in the Pac Rim Reports.

     5.13 NO BROKERS. Pac Rim has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Pac Rim has retained Salomon Brothers Inc. ("Salomon"), whose fees and expenses will be paid by Pac Rim, as its financial advisor to render a fairness opinion with respect to the Purchase Price, which arrangement has been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangement, Pac Rim is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transaction contemplated hereby.

     5.14 FAIRNESS OPINION. Pac Rim has received the opinion of Salomon to the effect that the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

     5.15 LIENS. Other than liens, mortgages, security interests, pledges and encumbrances which do not materially interfere with Pac Rim's or any of its Subsidiaries' use and enjoyment of their property or assets or diminish or detract from the value thereof, neither Pac Rim nor any of its Subsidiaries has granted, created or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral, assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

     5.16 LEASED REAL PROPERTY. Neither Pac Rim nor any Subsidiary owns any real property. The Pac Rim Disclosure Letter sets forth a list of all of the leases and subleases (the "Real Property Leases") under which, as of the date hereof, Pac Rim or any of its Subsidiaries has the right to occupy space. Pac Rim has heretofore delivered to the Parent a true, correct and complete copy of all of the Real Property Leases, including all amendments thereto. All Real Property Leases and leases pursuant to which Pac Rim or any of its Subsidiaries leases personal property from others are valid, binding and enforceable in accordance with their terms; neither Pac Rim nor any Subsidiary has received notice of any default by Pac Rim or any Subsidiary under any Real Property Lease; there are no existing defaults, or any condition or event which with the giving of notice or lapse of time would constitute a default, by any party to the Real Property Leases.

     5.17 ENVIRONMENTAL MATTERS. Attached to the Pac Rim Disclosure Letter are copies of all environmental audits or other studies or reports that Pac Rim has in its possession, which were prepared by third parties to assess Hazardous Material (as hereinafter defined) risks at any site or facility owned or leased presently or within the last three (3) years by Pac Rim or any of its Subsidiaries (a "Site"). Pac Rim and each of its Subsidiaries is in compliance with all, and has no liability under, any Environmental Laws (as defined below). Neither Pac Rim nor any of its Subsidiaries has been alleged to be in violation of, or has been subject to any administrative or judicial proceeding pursuant to, such Environmental Laws either now or any time during the past three (3) years. There are no facts or circumstances which Pac Rim reasonably expects could form the basis for the assertion of any Claim (as defined below) against Pac Rim or any of its Subsidiaries relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under any Environmental Laws.

     For purposes of this Section 5.17, the following terms shall have the following meanings:

     (a) "Hazardous Materials" shall mean asbestos, petroleum products, underground tanks of any type and all other materials now or hereafter defined as "hazardous substances," "hazardous wastes," "toxic substances" or "solid wastes," or otherwise now or hereafter listed or regulated pursuant to (collectively, the "Environmentally Laws"): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
     (S)9601 et seq., and any amendments thereto; the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq., and any amendments thereto; the Hazardous Materials Transportation Act, 49 U.S.C. (S)1801 et seq.; and any other similar federal, state or local statute, regulation, ordinance, order, decree, or any other law, common law theory or reported decision of any state or federal court, as now or at any time hereafter in effect, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material.

     (b) "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against Pac Rim or any of its Subsidiaries.

     5.18 INTELLECTUAL PROPERTY. The Pac Rim Disclosure Letter identifies all registered trademarks, copyrights and patents owned or licensed by Pac Rim and its Subsidiaries as of the date hereof. To Pac Rim's best knowledge, Pac Rim or its Subsidiaries own, or are licensed or otherwise have adequate right to use, all patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, copyrights, know-how, technology, trade secrets and other proprietary information (collectively, the "Intellectual Property") which are material to the conduct of the business of Pac Rim and its Subsidiaries. Neither Pac Rim nor any of its Subsidiaries have received any written claims by any person, and neither Pac Rim nor any of its Subsidiaries has asserted a claim against any person, with respect to any of the Intellectual Property owned or used by Pac Rim or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which Pac Rim or any Subsidiary is a party.

     5.19 POWERS OF ATTORNEY; GUARANTEES. Neither Pac Rim nor any of its Subsidiaries has any power of attorney outstanding, nor any liability as guarantor, surety, co-signer, endorser (other than for purposes of collection in the ordinary course of business) or co-maker in respect of the obligation of any person, corporation (other than wholly-owned Subsidiaries of Pac Rim), partnership, joint venture, association, organization or other entity.

     5.20 RELATED PARTY TRANSACTIONS. No director, officer, partner, employee, "affiliate" or "associate" (as such terms are defined in rule 12b-2 under the Exchange Act) of Pac Rim or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Pac Rim or any of its Subsidiaries; (ii) except as disclosed in Pac Rim's Proxy Statement for its 1996 annual meeting, owns, directly or indirectly, any interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from or has the right to participate in the management, operations or profits of, any person or entity which is (x) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of Pac Rim or any of its Subsidiaries, (y) engaged in a business related to the business of Pac Rim or any of its Subsidiaries or (z) participating in any transaction to which Pac Rim or any of its Subsidiaries is a party; or (iii) is otherwise a party to any contract, arrangement or understanding with Pac Rim or any of its Subsidiaries.

     5.21 INFORMATION IN PROXY STATEMENT. None of the information supplied by Pac Rim or its Subsidiaries for inclusion or incorporation by reference in Parent's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Stock Purchase Agreement referred to in Section 6.5 hereof will, at the date mailed to stockholders and at the time of the meeting of Parent's stockholders to be held in connection with the such Stock Purchase Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 6

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the disclosure letter delivered by or on behalf of Parent and Merger Sub to Pac Rim at or prior to the execution hereof in form and substance satisfactory to Pac Rim (the "Parent Disclosure Letter") and except to the extent qualified by Section 11.16(b) hereof, Parent and Merger Sub represent and warrant to Pac Rim as of the date of this Agreement as follows:

     6.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

     6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of the Stock Purchase Agreement described in
Section 6.5 hereof by the holders of a majority of the outstanding shares of Parent's common stock, the consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3 NO VIOLATION. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation of Parent, the Certificate of Incorporation of Merger Sub or Bylaws of Parent or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or its "Subsidiaries" (as defined in Section 11.14 hereof) under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contact, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

     6.4 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     6.5 FINANCING. In obtaining the funds necessary to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, Parent and Merger Sub have received a written loan commitment from Chase Manhattan Bank N.A., a copy of which commitment is attached hereto as Exhibit F, and Parent has simultaneously herewith entered into a "Stock Purchase Agreement" with Insurance Partners, L.P., a Delaware limited partnership ("IP") and Insurance Partners Offshore (Bermuda), L.P., a Bermuda limited partnership ("IP Bermuda") (IP and IP Bermuda, collectively, "Insurance Partners"), and the additional equity investors party thereto, for the sale of shares of Parent's common stock, an executed copy of which is attached hereto as Exhibit G. At the Effective Time, Parent and the Merger Sub will have available all funds necessary (a) for the acquisition of all the Convertible Debentures and In The Money Warrants, (b) for the acquisition of all shares of Pac Rim Common Stock and In The Money Options pursuant to the Merger and (c) to perform their respective obligations under this Agreement.

     6.6 NO BROKERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Pac Rim or Parent to pay a finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Donaldson, Lufkin, Jenrette Securities Corporation ("DLJ"), whose fees and expenses will be paid by Parent, as its financial advisor and to render a fairness opinion with respect to the sale of Parent's common stock pursuant to the Stock Purchase Agreement, which arrangement has been disclosed in writing to Pac Rim prior to the date hereof. Other than the foregoing arrangement, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.7 FAIRNESS OPINION. Parent has a received the opinion of DLJ to the effect that the financing arrangements described in Section 6.5 hereof are fair to Parent's stockholders from a financial point of view.

     6.8 SURVIVING CORPORATION AFTER THE MERGER. Immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become absolute and mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred liabilities beyond its ability to pay as they become due.

     6.9 NO OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Parent nor Merger Sub own, directly or indirectly, more that five percent (5%) of Pac Rim Common Stock.

     6.10 INFORMATION IN PROXY STATEMENT. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in Pac Rim's "Proxy Statement" (as herein after defined) for the special meeting of its stockholders to be called to consider the Merger will, at the date mailed to stockholders and at the time of the meeting of Pac Rim's stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                   ARTICLE 7

                                   COVENANTS

     7.1  ACQUISITION PROPOSALS.  Prior to the Effective Time, Pac Rim agrees
(a) that neither Pac Rim nor any of its Subsidiaries nor its or their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall (except to the extent necessary to comply with fiduciary duties to stockholders as provided in this Section 7.1) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation, tender offer, exchange offer, business combination or similar transaction involving, or any purchase of more than forty percent (40%) of the assets or any equity securities of, Pac Rim or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will inform any individuals or entities with whom an Acquisition Proposal is currently being discussed or hereinafter making an Acquisition Proposal of the obligations undertaken in this
Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Pac Rim or its Subsidiaries; provided, however, that nothing contained in this Section 7.1 shall, prior to approval of the transaction described herein by the holders of Pac Rim Common Stock, prohibit the Board of Directors of Pac Rim from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, (A) such Acquisition Proposal is on terms that the Board of Directors of Pac Rim determines, with the assistance of its financial advisors, represents a financially superior transaction to the holders of Pac Rim Common Stock compared with the Merger, (B) such Acquisition Proposal is not conditioned upon the acquiror obtaining financing, (C) the Board of Directors of Pac Rim determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (D) two (2) business days prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pac Rim provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and furnishes Parent with the terms of and a copy of such Acquisition Proposal and (E) thereafter, Pac Rim keeps Parent informed of the status (and the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this
Section 7.1 shall (x)
permit any party to terminate this Agreement (except as specifically provided in Article 9 hereof) or (z) affect any other obligation of any party under this Agreement.

     7.2 CONDUCT OF BUSINESSES. From the date hereof to the Effective Time, except as set forth in the Pac Rim Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, Pac Rim and its Subsidiaries:

          (a) shall conduct their operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use their best commercial efforts to preserve intact their business organization and goodwill, keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

          (d) shall not amend their Certificates of Incorporation or Articles of Incorporation, as the case may be, or Bylaws;

          (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise), of Pac Rim's or any of its Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings, or (iii) the breach in any respect of any representation or warranty or covenant contained herein;

          (f) shall timely file all reports required by applicable securities laws, rules or regulations to be filed with the SEC and promptly deliver to Parent true and correct copies of any report, statement or schedule filed by Pac Rim with the SEC subsequent to the date of this Agreement;

          (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from Pac Rim, (iii) increase any compensation or enter into or amend any employment severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees not earning more than $85,000 in annual base compensation consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs; provided, however, any such increases in annual base compensation shall not exceed five percent (5%) of such employees' current annual base compensation without the prior consent of Parent, which consent shall not be unreasonably withheld, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any respect, except for changes which may be required by applicable law;

          (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock for purposes other than satisfying its obligation to pay interest when due under the Debenture/Warrant Agreement; provided, however, on the Closing Date, Pac Rim shall pay all interest accrued but unpaid as of such date under the Debenture/Warrant Agreement; (ii) except in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based Pac Rim Benefit Plans, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

          (i) shall not acquire, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, consistent with past practice;

          (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly-owned Subsidiaries of Pac Rim; assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to Pac Rim and its Subsidiaries, taken as a whole;
     (iii) other than wholly-owned Subsidiaries of Pac Rim, make any loans, advances or capital contributions to or investments in, any other person;
     (iv) pledge or otherwise encumber shares of capital stock of Pac Rim or its Subsidiaries; (v) except for purchase money liens, mortgage or pledge any of its assets, tangible or intangible, or create or suffer to create any mortgage, lien, pledge, charge, security interest or encumbrance of any kind of respect to such asset; or (vi) forgive any loans to officers, directors, employees or their affiliates and associates;

          (k) Except as provided in Section 7.1 hereof, enter into any commitment, contract or transaction outside the ordinary course of business consistent with past practices which would be material to Pac Rim and its Subsidiaries taken as a whole;

          (l) except as may be required as a result of a change in law or in generally accepted accounting principles shall not change any of the accounting principles or practices used by Pac Rim;

          (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Pac Rim and its Subsidiaries taken as a whole; (iii) without the prior consent of Parent, which consent shall not be unreasonably withheld, authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $750,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by Pac Rim's Board of Directors for capital expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (n) shall not make any tax election or settle or compromise any income tax liability material to Pac Rim and its Subsidiaries taken as a whole;

          (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of business of liabilities reflected or reserved against in, and contemplated by, the consolidated financial statements (or the notes thereto) of Pac Rim and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transaction contemplated hereby; or

          (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Sections 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of Pac Rim contained in this Agreement untrue and incorrect as of the date when made.

     7.3 MEETING OF STOCKHOLDERS. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each take all action necessary in accordance with applicable law and their Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws to convene a meeting of their stockholders as promptly as practicable to consider and vote upon the approval, in the case of Pac Rim, of this Agreement and the transactions contemplated hereby, and, in the case of Parent, the Stock Purchase Agreement in connection with the transaction contemplated hereby. The Boards of Directors of Pac Rim and Parent shall each recommend such approval and take all lawful action to solicit such approval, including, without limitation, timely mailing of the Proxy Statements (as defined in Section 7.7); provided, however, that Pac Rim's Board of Directors' recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Pac Rim in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and as permitted in Section 7.1 hereof. In connection with the vote of Pac Rim Common Stock, holders of the Convertible Debentures shall execute that certain Voting Agreement as of the date hereof, a copy of which is attached hereto as Exhibit H (the "Voting Agreement").
Pursuant to the terms thereof, the parties to the Voting Agreement shall agree to vote in favor of this Agreement and the Merger at a meeting of Pac Rim's stockholders; provided, however, if Pac Rim's Board of Directors, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law and in accordance with Section 7.1 hereof, recommends an Acquisition Proposal, the obligation to vote in favor of this Agreement and the Merger pursuant to the Voting Agreement shall terminate.

     7.4 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, Pac Rim and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which Regulatory Filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, third parties or governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Parent and Pac Rim will use its best efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. In the event a suit is instituted challenging the Merger as violative of the HSR Act or other antitrust laws, each of Parent and Pac Rim will use its best efforts to resist or resolve such suit. Each of Parent and Pac Rim and will use its best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under the HSR Act or other antitrust Laws or (b) by any federal or state court of the United States, in any suit challenging the Merger as violative of the HSR Act or other antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger. In complying with the foregoing, each of Parent and Pac Rim shall use all reasonable and appropriate measures available to them, including, if appropriate, "hold-separate" agreements or divestitures of Subsidiaries, assets or operations if necessary to consummate the transactions contemplated hereby, so long as such actions do not, in the aggregate, have a Pac Rim Material Adverse Effect (after giving effect to the Merger). If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and Pac Rim shall take all such necessary action. Within twenty (20) days following the date of this Agreement, Parent and Merger Sub shall make all necessary filings with state insurance regulatory authorities, including the filing with the California Department of a Form A Information Statement pursuant to California Insurance Code Section 1215 et seq. Parent and Merger Sub shall use their respective best efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings. Pac Rim shall cooperate with Parent in connection with the preparation and filing of the Form A.

     7.5 INSPECTION OF RECORDS; ACCESS. From the date hereof to the Effective Time, Pac Rim shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access, during normal business hours during the period prior to the Effective Time, to all employees, offices and other facilities and to the records and files, including claim files and litigation files, correspondence, audits and properties, to the accountants and auditors of Pac Rim and their work-papers, and to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Pac Rim and its Subsidiaries; provided, however, Parent's Representatives shall use their reasonable best efforts to avoid interfering with, hindering or otherwise disrupting the employees of Pac Rim in the execution of their employment duties during any visit to, or inspection of, Pac Rim's facilities or offices; provided, further, that with respect to the work-papers of Pac Rim's accountants and auditors, Parent's Representatives shall execute all necessary documents reasonably required and satisfy all conditions reasonably imposed by such accountants and auditors in order to obtain such documentation.

     7.6 PUBLICITY. Pac Rim and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     7.7 PROXY STATEMENT. Pac Rim and Parent (to the extent and if required on the part of Parent) shall each promptly prepare and then file with the SEC their respective proxy statements with respect to the meetings of their respective stockholders as provided in Section 7.3 hereof (collectively, the "Proxy Statements"). Pac Rim and Parent shall each cause their respective Proxy Statements to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Pac Rim and Parent each agree that their respective Proxy Statements and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of the stockholders of Pac Rim or Parent, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     7.8 FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     7.9 EXPENSES. Whether or not the Merger is consummated, except as provided in Article 10 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     7.10  INDEMNIFICATION AND INSURANCE.

     (a) For a period of three (3) years from and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted under the Certificate of Incorporation or Bylaws (as amended or restated, as the case may be) of Pac Rim and any indemnification agreement among Pac Rim, its Subsidiaries and their respective officers and directors (whether current or former) (collectively, the "Indemnification Documents") each person who is now, or has been at any time prior to the date hereof, an officer or director of Pac Rim (or any Subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses to which they are indemnified under the Indemnification Documents, whether commenced, asserted or claimed before or after the Effective Time and including, without limitation, liabilities arising under the Securities Act of 1933, the Exchange Act and state corporation laws in connection with the Merger. In the event of any indemnifiable claim, action, suit, proceeding or investigation, the Indemnified Party shall promptly notify the Surviving Corporation thereof (the failure to give notice, however, shall not relieve the Surviving Corporation of its duty to indemnify the Indemnified Party unless the failure to give notice causes the Surviving Corporation to be unable to assume the defense of such claim, action, suit, proceeding or investigation reasonably promptly or otherwise prejudices the Surviving Corporation). Upon receipt of notice (i) the Surviving Corporation shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume the defense thereof or counsel for the Indemnified Party advises in writing that there are issues which raise conflicts of interest between Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that in no event shall the Surviving Corporation be required to pay fees and expenses, including disbursements or other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter, and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified

Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or beyond the scope of this Agreement.

     (b) For a period of three (3) years from and after the Effective Time, Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

     (c) For a period of three (3) years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Pac Rim and its Subsidiaries' existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, through February 16, 1997, the policy limits of such coverage shall not be less than $20 million and from February 17, 1997 until three (3) years after the Effective Time, the policy limits of such coverage shall not be less than the higher of $15 million or such policy limits then provided by Parent for its officers and directors.

     (d) Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.10.

     (e) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     7.11  CERTAIN BENEFITS.

     (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Pac Rim Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, all Pac Rim Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis following the Effective Time in any Pac Rim Benefit Plan in accordance with applicable law. With respect to the employee benefit or compensation plan or arrangement, including each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the "Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all Pac Rim employees from and after the Effective Time credit for all service with Pac Rim and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by Pac Rim. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time to Pac Rim and its Subsidiaries' employees, Parent or the Surviving Corporation, as the case may be, shall use reasonable and best efforts to ensure that such plan shall waive any pre-existing conditions and actively-at-work exclusions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (b) Parent agrees to employ at the Effective Time all employees of Pac Rim and its Subsidiaries who are employed on the Closing Date at-will, with all material terms of their employment at Pac Rim, under Parent's then-current employment practices and policies.

Such employment shall be at-will and Parent shall be under no obligation to continue to employ any such individuals.

     (c) For purposes of this Section 7.11, the term "employees" shall mean all current employees of Pac Rim and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

     (d) Notwithstanding the provisions of Section 7.11(a), at the Effective Time, Surviving Corporation shall perform its obligations as the surviving corporation of the Merger under:

          (i) the "Pac Rim Holding Corporation and The Pacific Rim Assurance Company Compensation Plan For Senior Management" (the "SMT Plan") (a copy of which is attached hereto as Exhibit I);

          (ii) "The Pacific Rim Assurance Company 1996 Annual Incentive Plan" (a copy of which is attached hereto as Exhibit J) (the "1996 Incentive Plan"); provided, however, purchase accounting related adjustments made by the Surviving Corporation following the Effective Time and any adjustments in the Assurance Company's reserves, to the extent that such adjustment shall not result in a Pac Rim Material Adverse Effect, shall not be included in incurred losses of the Assurance Company in calculating the combined ratio exhibit of the matrix ("Matrix") referred to in the 1996 Incentive Plan; provided, further, such reserve adjustment shall be taken into consideration in calculating the combined ratio exhibit of the Matrix if, upon year-end review, it is determined that such adjustment was required under generally accepted accounting principles; and

          (iii) that certain Employment Agreement dated as of April 15, 1994 (the "Employment Agreement") by and among Pac Rim, Assurance Company and Stanley Braun ("Braun"), the Amendment to Employment Agreement dated as of March 27, 1995 (the "First Amendment") and the Second Amendment to Employment Agreement dated as of March 30, 1996 (the "Second Amendment") with respect thereto (copies of which are attached hereto as Exhibit K). The Employment Agreement, the First Amendment and the Second Amendment shall hereinafter be referred to, collectively, as the "Employment Documents." Parent and its Subsidiaries unconditionally guaranty the obligations of Pac Rim, Assurance Company, Surviving Corporation and any successors to any of them (each, an "Employer") under the Employment Documents. If any Employer breaches any of its obligations or otherwise fails to perform under the Employment Documents, Parent and its Subsidiaries unconditionally promises to perform such obligations.

     On and following the Closing Date and for a period of one (1) year thereafter, neither Parent nor the Surviving Corporation shall, without the prior written consent of each of the respective parties or participants thereto, amend or modify the terms of the SMT Plan, 1996 Annual Incentive Plan, or Severance Program (as defined in Section 7.11(e) hereof).

     (e) At the Closing, Pac Rim shall provide Parent with a list of all persons employed by Pac Rim and its Subsidiaries on the Closing Date (each, a "Pac Rim Employee" and, collectively, the "Pac Rim Employees"). In accordance with Pac Rim and its Subsidiaries' Severance Program, a copy of which is attached hereto as Schedule 7.11(e) (the "Severance Program"), Parent or Surviving Corporation, as appropriate, shall pay funds due thereunder in order to satisfy the severance obligations with respect to any Pac Rim Employees that are terminated within nine (9) months following the Closing Date.

     7.12 RESTRUCTURING OF MERGER. Upon the mutual agreement of Parent and Pac Rim, the Merger shall be restructured in the form of a forward triangular merger of Pac Rim into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of Pac Rim into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     7.13 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings under the HSR Act and state insurance laws. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Pac Rim or Merger Sub, the proper officers and directors of each party to this Agreement shall take all such necessary action.


                                   ARTICLE 8

                                   CONDITIONS

     8.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Pac Rim entitled to vote thereon and the issuance of Parent's common stock under the Stock Purchase Agreement shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Parent entitled to vote thereon.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) The required state insurance regulatory approvals, including the California Department's approval of the consummation of the transaction contemplated hereunder pursuant to California Insurance Code Section 1215 et seq., shall have been obtained.

          (d) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Pac Rim Material Adverse Effect following the Effective Time.

     8.2 CONDITIONS TO OBLIGATIONS OF PAC RIM TO EFFECT THE MERGER. The obligation of Pac Rim to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following condition:

          (a) Parent shall have performed its agreements contained in this Agreements required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Pac Rim shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect.

          (b) Pac Rim shall have received the opinion of Salomon, dated as of the date of delivery of Pac Rim's Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger by the stockholders of Pac Rim is fair to such stockholders from a financial point of view.

          (c) Pac Rim shall have received, on and as of the Closing Date, an opinion of Riordan & McKinzie, counsel to Parent and Merger Sub, in usual and customary form reasonably acceptable to Pac Rim.

     8.3 CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Pac Rim shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Pac Rim contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date and Parent shall have received a certificate of the President or a Vice President of Pac Rim, dated the Closing Date, certifying to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct, unless the failure of the representations or warranties to be so true and correct, individually or in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any changes in the financial condition, business, operations or prospects of Pac Rim and its Subsidiaries, taken as a whole, which changes taken together, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect.

          (c) The parties to that certain Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrants Purchase Agreement shall have sold and transferred to

     Parent all of such parties' right, title and interest in and to the Convertible Debentures and Warrants and the parties to that certain Series 3 Detachable Warrants Surrender Agreement shall have surrendered and transferred to Pac Rim all of their right, title and interest in and to the Series 3 Warrants, and Parent, thereby, upon the Effective Time, will own or control all of the Convertible Debentures and Warrants.

          (d) Parent and Merger Sub shall have received, on and as of the Closing Date, an opinion of Barger & Wolen, counsel to Pac Rim, in usual and customary form reasonably acceptable to Parent and Merger Sub.


                                   ARTICLE 9

                                  TERMINATION

     9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Pac Rim, by the mutual consent of Parent and Pac Rim.

     9.2 TERMINATION BY EITHER PARENT OR PAC RIM. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or Pac Rim if (a) the Merger shall not have been consummated by March 1, 1997 (the "Termination Date") or (b) the required approval of Pac Rim and Parent's respective stockholders required by Section 7.3 shall not have been obtained at meetings duly convened therefor or at any adjournments thereof, or
(c) a United States or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its representations or obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause. If the Merger shall not have been consummated on or before February 1, 1997 and as of such date Pac Rim has satisfied its conditions to effect the Merger set forth in
Article 8 hereof and is prepared to consummate the Merger, Parent shall pay interest of $5,000.00 per day, without offset or deduction for amounts Parent claims owed to it by Pac Rim or any of its Subsidiaries, for the benefit of the holders of shares of Pac Rim Common Stock (the "Extension Consideration") for each day commencing on February 2, 1997 and ending with the earlier to occur of the Closing Date or the termination of this Agreement. Parent shall pay the Extension Consideration to the Exchange Agent on the Closing Date in order to effect pro rata distribution of such amount to the holders of shares of Pac Rim Common Stock, or if the Closing does not occur and this Agreement is terminated, Parent shall promptly, but in no event later than two (2) days after such termination, pay the same by wire transfer to Pac Rim of same day funds.

     9.3 TERMINATION BY PAC RIM. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before the adoption and approval by the stockholders of Pac Rim referred to in Section 7.3, by action of the Board of Directors of Pac Rim, if (i) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law the Board of Directors of Pac Rim determines that such termination is required by reason of an Acquisition Proposal complying with Section 7.1 hereof being made, or (ii) there have been breaches by Parent or Merger Sub of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Parent Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Pac Rim to Parent.

     9.4 TERMINATION BY PARENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (a) there have been breaches by Pac Rim of representations or warranties contained in this Agreement which, in the aggregate, would have or would be reasonably likely to have a Pac Rim Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Pac Rim, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to Pac Rim or (c) the holders of more than 1,000,000 shares of Pac Rim Common Stock have demanded appraisal rights in accordance with Section 4.7 hereof.

     9.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.9, Article 10 and Sections 11.3, 11.4, 11.6, 11.10, 11.13 and 11.17 and the Confidentiality Agreement referred to in Section 11.4.

     9.6 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.


                                   ARTICLE 10

                       LIQUIDATED DAMAGES AND BREAKUP FEE

     10.1 PAYMENT OF LIQUIDATED DAMAGES BY PARENT. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.3(ii) and (iii); (b) Parent or Merger Sub's failure to comply with the covenants described in Sections 7.3, 7.4, 7.7, 7.8 or 7.13 or the conditions described in Section 8.2(a) or (c); or (c) Parent refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions and events referred to in subsections (a) and (b) of this Section 10.1, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.1, the parties hereto agree that in such event, Parent must pay the sum of $5,000,000.00 to Pac Rim immediately upon demand therefor as liquidated damages.

     10.2 PAYMENT OF LIQUIDATED DAMAGES BY PAC RIM. The parties hereto agree that if this Agreement shall not be consummated in accordance with its terms and conditions as a result of: (a) the occurrence of the events described in Section 9.4(a) or (b); (b) Pac Rim's failure to comply with the covenants described in Sections 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.13, or the conditions described in
Section 8.3(a) or (d); or (c) Pac Rim refusing to consummate the transaction contemplated hereunder after satisfying each of the covenants, conditions or events referred to in subsections (a) and (b) of this Section 10.2, then the resulting damages would be impracticable or extremely difficult to determine. Because of the difficulty in determining the damages resulting from the acts described in subsections (a), (b) and (c) of this Section 10.2, the parties hereto agree that in the event of such breach, Pac Rim must pay the sum of $2,500,000.00 to Parent immediately upon demand therefor as liquidated damages.

     10.3 PAYMENT OF BREAKUP FEE BY PAC RIM. In the event that (a) Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.3(i) hereof by reason of an Acquisition Proposal or (b) following public announcement of an Acquisition Proposal, Pac Rim's Board of Directors terminates this Agreement pursuant to Section 9.2(b) due to the failure to obtain the required vote in favor of this Agreement from the holders of Pac Rim Common Stock and Convertible Debentures at a meeting duly called therefor, and, in either event, the definitive transaction document with respect to such Acquisition Proposal is executed by Pac Rim within six (6) months following any such termination, Pac Rim shall pay Parent a breakup fee of $5 million (the "Breakup Fee"). The Breakup Fee is not separately payable in the event that liquidated damages are due and paid under Section 10.2 hereof.


                                   ARTICLE 11

                               GENERAL PROVISIONS

     11.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to the extent expressly provided herein to be conditions to the Merger and shall not survive the Merger, provided, however, that the agreements contained in Article 4 and in Sections 7.10, 7.11 and 7.13 and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Merger.

     11.2 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

           (a)  if to Parent or Merger Sub, to

                    Superior National Insurance
                     Group, Inc.
                    26601 Agoura Road
                    Calabasas, California  91302
                    Attention:  William L. Gentz
                    Telecopy No.: 818-880-8615
                with a copy to

                    Dana M. Warren, Esq.
                    Riordan & McKinzie
                    5743 Corsa Avenue
                    Suite 116
                    Westlake Village, California  91362
                    Telecopy No.: 818-706-2956

           (b)  if to Pac Rim, to

                    Pac Rim Holding Corporation
                    6200 Canoga Avenue
                    Woodland Hills, California  91367
                    Attention: Stanley Braun
                    Telecopy No.: 818-595-0099

                with a copy to

                    Dennis W. Harwood, Esq.
                    Barger & Wolen LLP
                    19800 MacArthur Boulevard
                    8th Floor
                    Irvine, California  92612
                    Telecopy No. 714-752-6313

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3 ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions in
Article 4 and Sections 7.10, 7.11, and 7.13 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Third Party Provision shall be enforceable until after the Effective Time.

     11.4 ENTIRE AGREEMENT. This Agreement, the Exhibits, the Pac Rim Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement between Pac Rim and Parent and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreements shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, neither party hereto shall terminate the foregoing Confidentiality Agreement.

     11.5 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Pac Rim, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     11.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     11.7 VENUE. Any action concerning or dispute arising out of or concerning this Agreement, regarding the interpretation of this Agreement, or regarding the relationships among the parties created pursuant to this Agreement shall be filed only in the United States District Court for the Central District of California or in the Superior Court of the State of California for the County of Los Angeles.

     11.8 COUNTERPARTS. This Agreements may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     11.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.10 INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.11 WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitations, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.12 INCORPORATION OF EXHIBITS. The Pac Rim Disclosure Letter, the Parent Disclosure Letter and all Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.14 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

     11.15 SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.

     11.16 MATERIAL ADVERSE EFFECT. (a) As used in this Agreement, the term "Pac Rim Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Pac Rim and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, based upon the reserves booked by the Assurance Company, no adverse development in Assurance Company's reserves, to the extent that such adverse development does not exceed the sum of (i) the $4,500,000 and (ii) $1,000,000, shall be included in determining whether a Pac Rim Material Adverse Effect exists; provided, further, any change in the book value of Pac Rim or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Pac Rim Material Adverse Effect exists; provided, further, any amounts that may be payable under the SMT Plan, the 1996 Incentive Plan, the Employment Documents or the Severance Program that are not reflected in Pac Rim's financial statements shall not be included in determining if a Pac Rim Material Adverse Effect exists. As used in this Agreement, the term "Parent Material Adverse Effect" means an adverse effect on the business, results of operations, prospects or financial condition of Parent and its Subsidiaries, taken as a whole, having an economic value of $1,000,000 or more; provided, however, any change in the book value of Parent or any of its Subsidiaries based on an adjustment of the market value of securities valued at book value on such companies' books and records shall not be included in determining if a Parent Material Adverse Effect exists.

     (b) The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 5 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Pac Rim Material Adverse Effect. The existence of facts or circumstances which constitute a breach of the representations and warranties set forth in Article 6 hereof shall not be considered to be a breach of any representation and warranty if all such facts and circumstances do not have, individually or in the aggregate, a Parent Material Adverse Effect.

     11.17 ATTORNEY'S FEES. In any legal action to enforce this Agreement or any provision hereof, the prevailing party in such action shall, in addition to any other remedy to which it may be entitled hereunder, receive from the party from which enforcement was sought reasonable attorney's fees and its court costs in connection with such action.

     11.18 PERFORMANCE BY MERGER SUB. Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

     IT WITNESS WHEREOF, the parties have caused this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

     PARENT:            SUPERIOR NATIONAL INSURANCE GROUP, INC.



                        By:   /s/ J. Chris Seaman
                              --------------------------------------------
                              Name: J. Chris Seaman
                              Title: Chief Financial Officer



     MERGER SUB:        SNTL ACQUISITION CORP.



                        By:   /s/ J. Chris Seaman
                              --------------------------------------------
                              Name: J. Chris Seaman
                              Title:  Chief Financial Officer



     PAC RIM:           PAC RIM HOLDING CORPORATION



                        By:   /s/ Stanley Braun
                              --------------------------------------------
                              Name: Stanley Braun
                              Title: President and Chief Executive officer

                          APPENDIX B -- SECTION 262 OF
                      THE DELAWARE GENERAL CORPORATION LAW

     SECTION 262.  Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections (f) or (g) of (S) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to (S) 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

212-783-7000                                    [LOGO OF SALOMON BROTHERS INC]


November 20, 1996



Board of Directors
Pac Rim Holding Corporation
6200 Canoga Avenue
Woodland Hills, CA  91367

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, $.01 par value (the "Company Common Stock"), of Pac Rim Holding Corporation (the "Company"), of the consideration to be received by such shareholders in the proposed merger of SNTL Acquisition Corp. ("Merger Sub"), a subsidiary of Superior National Insurance Group, Inc. ("Superior"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of September 17, 1996 (the "Merger Agreement"), among the Company, Merger Sub and Superior (the "Proposed Merger").

     As more specifically set forth in the Merger Agreement, in the Proposed Merger each issued and outstanding share of the Company Common Stock (other than the Company Common Stock whose holders exercise their dissenters' rights) will be converted into the right to receive an amount in cash equal to the Merger Price Per Share (as defined in the Merger Agreement), without interest. We understand that the Merger Price Per Share depends upon certain adjustments to the exercise price of the Warrants (as defined below) which adjustments will be based upon a final analysis of the Company's loss reserves and will be finally determined immediately prior to or at the effective time of the Merger. We further understand that the Company anticipates that such adjustments will result in a Merger Price Per Share of not less than $3.00 nor greater than $3.10 per share of Company Common Stock.

     In connection with the Proposed Merger, Superior, PRAC Limited Partnership ("PRAC") and Allstate Insurance Company ("Allstate") (collectively, the "Security Holders") have entered into a Series A Convertible Debentures and Series 1, 2 and 3 Detachable Warrant Purchase Agreement dated as of September 17, 1996 (the "Purchase Agreement"). Pursuant to the Merger Agreement and the

[SECOND PAGE LETTERHEAD OF SALOMON BROTHERS]

Board of Directors
Pac Rim Holding Corporation
November 20, 1996
Page 2



Purchase Agreement, Superior shall purchase all of the outstanding Series A Convertible Debentures of the Company (the "Debentures") and the outstanding Series 1, 2 and 3 Detachable Warrants of the Company (the "Warrants" and, together with the Debentures, the "Securities") held by the Security Holders for cash equal to the Debenture Consideration (as defined in the Merger Agreement) and the Warrant Consideration (as defined in the Merger Agreement), respectively. The Company has informed us that the Debenture Consideration and the Warrant Consideration to be received by the Security Holders will be equal, when expressed as a price per common share equivalent, to the Merger Price Per Share. The Merger Agreement provides that the aggregate price to be paid by Superior to acquire the outstanding shares of Company Common Stock, together with all "in the money" common stock equivalents through the Merger and pursuant to the Purchase Agreement will be $54,021,032.

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the Exhibits thereto; (ii) the Purchase Agreement, including the Exhibits thereto;
(iii) the terms and conditions of the Securities; (iv) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the five year period ended December 31, 1995 and the Quarterly Reports on Form 10-Q of the Company for the quarters ended March 31, June 30 and September 30, 1996, respectively; (v) statutory financial information regarding the Company's insurance subsidiary for each of the years in the five year period ended December 31, 1995; (vi) a report dated August 29, 1996 prepared by Arthur Andersen L.L.P. on the Company's loss reserves at June 30, 1996; (vii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (viii) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met with certain officers and employees of the Company, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

[SECOND PAGE LETTERHEAD OF SALOMON BROTHERS]

Board of Directors
Pac Rim Holding Corporation
November 20, 1996
Page 3



     In our review and analysis and in arriving at out opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not made or obtained any independent evaluations or appraisals of any of the Company's assets, properties or facilities, nor have we been furnished with any such evaluations or appraisals. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. We have relied, directly and indirectly, on reports and opinions provided to us by the Company and its independent accountants and actuaries regarding the loss reserves of the Company's insurance subsidiary. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and we express no view with respect to such projections or the assumptions on which they were based.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company; (ii) the business prospects of the Company; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and
(iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions and our knowledge of the insurance industry as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Proposed Merger, including our solicitation of offers to acquire the Company and the responses received to such solicitation.

     As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for services, a substantial portion of which is contingent upon consummation of the Proposed Merger. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and

[SECOND PAGE LETTERHEAD OF SALOMON BROTHERS]

Board of Directors
Pac Rim Holding Corporation
November 20, 1996
Page 4



financial advisory services to the Company including, but not limited to, the sale of the Securities to PRAC in 1994 and the Company's initial public offering in 1991, for which we received substantial compensation. We have also previously rendered certain investment banking and financial advisory services to Insurance Partners L.P., a holder of a controlling interest in Superior. In addition, in the ordinary course of our business, we may trade the equity securities of the Company and Superior from time to time for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger. In addition, our opinion does not address the fairness of the consideration to be received by the Security Holders from the purchase of the Securities by Superior pursuant to the Purchase Agreement.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be received by the holders of the Company Common Stock in the Proposed Merger is fair, from a financial point of view, to such holders.

                                           Very truly yours,

                                           /s/ Salomon Brothers Inc

PROXY

                          PAC RIM HOLDING CORPORATION
                              6200 CANOGA AVENUE
                     WOODLAND HILLS, CALIFORNIA 91367-2402
                                (818) 226-6200

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  Stanley Braun and Timothy R. Busch, or either of them, with full power of substitution, are hereby appointed proxies (the "Proxies") of the undersigned and authorized to represent and to vote, as designated below, all shares of Common Stock of Pac Rim Holding Corporation held of record by the undersigned on November 19, 1996, at the Special Meeting of Stockholders to be held at the Company's headquarters, 6200 Canoga Avenue, Woodland Hills, California 91367-2402 on December 11, 1996, at 10:00 a.m., Pacific Standard Time, and at any adjournment or postponement thereof, on the following:

                  (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                                                                  Please mark
                                                              [X]  your votes
                                                                    as this

1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER AMONG SUPERIOR NATIONAL INSURANCE GROUP, INC., SNTL ACQUISITION CORP., AND PAC RIM HOLDING CORPORATION dated as of September 17, 1996, all as more fully described in the accompanying Proxy Statement.

           FOR         AGAINST        ABSTAIN
           [_]           [_]            [_]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting, unless such authority is withheld.

          GRANT        WITHHELD
           [_]           [_]

THIS PROXY IS GIVEN WITH AUTHORITY TO VOTE FOR ITEM (1) UNLESS A CONTRARY CHOICE IS SPECIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM (1).

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TEN-ANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature(s) ___________________________   Dated: ______________________ , 1996

PLEASE MARK, SIGN EXACTLY AS NAME APPEARS ABOVE, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.